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    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 8, 1999
                         COMMISSION FILE NO.: 333-60405

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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549
                                _______________

                         POST-EFFECTIVE AMENDMENT NO. 2
                                   TO FORM S-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                _______________

                        IMAGING DIAGNOSTIC SYSTEMS, INC.

             (Exact Name of Registrant As Specified In Its Charter)

      Florida                       3845                        22-2671269
(State of Incorporation) (Primary Standard Industrial  IRS Employer I.D. Number)
                          Classification Code Number)

                               6531 NW 18TH COURT
                            PLANTATION, FLORIDA 33313
                                 (954) 581-9800
                             ______________________
          (Address, including zip code and telephone number, including area code of registrant's principal executive offices)

                           Linda B. Grable, President
                        IMAGING DIAGNOSTIC SYSTEMS, INC.
                               6531 NW 18TH COURT
                            PLANTATION, FLORIDA 33313
                                 (954) 581-9800
            (Name, address and telephone number of Agent for Service)

                                    Copy to:
                         Christopher S. Auguste, Esquire
                      Parker, Chapin, Flattau & Klimpl, LLP
                           1211 Avenue of the Americas
                            New York, New York 10036
                               Tel: (212) 704-6000
                               Fax: (212) 704-6288

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time, at the discretion of the selling shareholders after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If the registrant elects to deliver its latest Form 10-KSB, as amended, to security holders or a complete and legible facsimile thereof, pursuant to Item 11.(a)(1) of this Form, check the following box. [X]

If the registrant elects to deliver its latest Form 10-QSB, as amended, to the security holder or a complete and legible facsimile thereof, pursuant to Item 11.(a)(2)(ii) of this Form, check the following box. [X]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

                         CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES BEING REGISTERED       AMOUNT TO BE     PROPOSED MAXIMUM     PROPOSED MAXIMUM     AMOUNT OF
                                           REGISTERED       OFFERING PRICE PER   AGGREGATE            REGISTRATION
                                                            SHARE (1)            OFFERING PRICE (1)   FEE
COMMON STOCK, NO PAR VALUE                    5,349,458           $.2969           $1,588,254.08         $ 481.29
COMMON STOCK, NO PAR, ISSUABLE UPON
CONVERSION OF THE SERIES B PREFERRED
STOCK (2)(3)                                 16,016,427           $.2969           $4,755,277.18        $1,440.99
COMMON STOCK, NO PAR, ISSUABLE UPON
CONVERSION OF THE SERIES G PREFERRED
STOCK (2)(3)                                  1,801,803           $.2969             $534,955.31         $ 162.11
COMMON STOCK, NO PAR, ISSUABLE UPON
CONVERSION OF THE SERIES H PREFERRED
STOCK (2)(3)                                  3,038,020           $.2969             $901,988.14         $ 273.33
COMMON STOCK, NO PAR, ISSUABLE UPON
CONVERSION OF THE SERIES I PREFERRED
STOCK (2)(3)                                  5,947,763           $.2969           $1,765,890.83         $ 532.12
COMMON STOCK, NO PAR, ISSUABLE UPON
CONVERSION OF THE CONVERTIBLE
DEBENTURE (2)(3)                              4,740,971           $.2969           $1,407,594.29         $ 426.54
COMMON STOCK, NO PAR VALUE, ISSUABLE
UPON EXERCISE OF WARRANTS (2)(3)                190,625           $.2969              $56,596.56          $ 17.15
        TOTAL (4) (5)                        37,085,067           $.2969          $11,010,556.39        $3,336.53


(1) Estimated solely for purposes of calculating the registration fee according to Rule 457(c) of the Securities Act of 1933, as amended, on the basis of the average bid and ask price of our common stock on the NASDAQ Electronic Bulletin Board on July 27, 1999.
(2) According to Rule 416 contained in the Securities Act of 1933, as amended, this Registration Statement also covers such indeterminable additional shares of common stock as may be issuable, as a result of any future anti-dilution adjustments made in accordance with the terms of our Series B, G, H and I convertible preferred stock and the warrants. In the event that the shares registered in this prospectus are insufficient to meet the conversion requirement at the actual time of conversion, we will file a new registration statement to register the additional shares.
(3) According to the amended terms of the Registration Rights Agreement between us and the Series H preferred holder, and the Registration Rights Agreements with the Series B, G, I and the debenture holders, the amount being registered is 100% of the number of shares that would be required to be issued if the preferred stock and debentures were converted on the day before the filing of the Registration Statement.
(4) All of the shares of common stock registered in this prospectus will be sold by the selling security holders. In the event that the shares registered in this prospectus are insufficient to meet the conversion requirement at the actual time of conversion, we will file a new registration statement to register the additional shares.
(5) A filing fee of $4,283.70 was paid in connection with the initial filing of the Registration Statement and Amendment No. 2.

We will amend this Registration Statement on such date or dates as may be necessary which may delay its effective date until we file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting according to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not seeking an offer to buy these securities in any state where the offer or sale is not permitted.

                SUBJECT TO COMPLETION, DATED _____________, 1999

                                   PROSPECTUS

                        IMAGING DIAGNOSTIC SYSTEMS, INC.

                        37,085,067 shares of common stock

         The shares of common stock offered by this prospectus are being sold by the stockholders listed in the section of this prospectus called "selling stockholders". We will not receive any proceeds from the sale of these shares. We could receive up to $182,812.50 in proceeds from the exercise of 190,625 warrants, the underlying shares of which we are registering in this prospectus, by the selling stockholders, which proceeds would be used for general corporate purposes. As of the date of this prospectus, none of these warrants have been exercised.

         Our common stock is traded on the OTC Bulletin Board under the symbol "IMDS".

         On December 7, 1999, the closing bid price of our common stock on the OTC Bulletin Board was $0.305.


         The securities offered in this prospectus involve a high degree of risk. You should carefully consider the factors described under the heading "Risk Factors" beginning on page 8 of this prospectus.

                        _________________________________


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                        _________________________________



                 The date of this prospectus is __________, 1999

                                Table Of Contents

Where You Can Find More Information......................................................................3


Incorporation of Certain Documents by Reference..........................................................3

Forward-Looking Statements...............................................................................3

Prospectus Summary.......................................................................................4

The Offering.............................................................................................7

Risk Factors.............................................................................................8

Information With Respect to the Registrant..............................................................21

Management's Discussion and Analysis of Financial Condition and Results of Operation....................21

Material Changes........................................................................................22

Summary of Compensation Table...........................................................................22

Option/SAR Grants in Last Fiscal Year...................................................................22

Security Ownership of Certain Beneficial Owners and Management..........................................23

Certain Relationships and Related Transactions..........................................................24

Sale of Unregistered Securities.........................................................................25

Price Range of Common Stock.............................................................................34

Dividend Policy.........................................................................................35

Selling Security Holders................................................................................35

Use of Proceeds.........................................................................................38

Plan of Distribution....................................................................................38

Description of Securities...............................................................................39

Disclosure of Commission Position on Indemnification for Securities and Liabilities.....................40

Experts  ...............................................................................................40

Legal Opinion...........................................................................................40

Financial Information...................................................................................41

                       Where You Can Find More Information

We have filed with the SEC a Registration Statement on Form S-2 with all amendments and exhibits under the Securities Act of 1933, as amended, concerning the common stock offered in this prospectus. This prospectus does not contain all of the information contained in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to IDSI and our securities, you should refer to the registration statement, including its schedules and exhibits. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, you should refer to the copy of the filed contract or document which is qualified in all respects by such reference. You may obtain copies of the registration statement from the SEC's principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, or you may examine the registration statement without charge at the offices of the SEC described below.

We have filed annual, quarterly and special reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further filing information on then public reference rooms. Our SEC filings are also available to the public on the SEC's website at http://www.sec.gov.

                 Incorporation Of Certain Documents By Reference

The SEC allows us to "incorporate by reference" the information that we file with it, meaning we can disclose important information to you by referring you to those documents already on file with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

     1. Our annual report on Form 10-KSB for the year ended June 30, 1998, filed on October 13, 1998, amended on April 12, 1999 and July 23, 1999.
     2. Our annual report on Form 10-KSB for the year ended June 30, 1999, filed on October 12, 1999.
     3. Our quarterly reports on Form 10-QSB for the following fiscal quarters:
          (a) September 30, 1999,  filed on November 17, 1999;
          (b) March 31, 1999, filed May 20,1999 and amended on July 22, 1999;
          (c) December 31, 1998, filed on February  19,1999 and amended on
              May 21, 1999; and
          (d) September 30, 1998, filed on November 13, 1999 and amended on April 21, 1999.

We also incorporate by reference any future filings made with the SEC under Sections 13 (a), 13 (c), 14 or 15 (d) of the Securities Act of 1934, as amended, prior to the termination of the offering to which this prospectus relates.

You may request a copy of any of these filings, at no cost, by writing or calling us at the following address:

                  Imaging Diagnostic Systems, Inc.
                  6531 NW 18th Court
                  Plantation, Florida 33313.
                  Telephone number (954) 581-9800.
                  Attn:  Investor Relations

                           Forward-Looking Statements

This prospectus contains some forward-looking statements which involve substantial risks and uncertainties. These forward-looking statements can generally be identified by the use of forward-looking words like "may," "will," "except," "anticipate," "intend," "estimate," "continue," "believe" or other similar words. Similarly, statements that describe our future expectations, objectives and goals or contain projections of our future results of operations or financial condition are also forward-looking statements. Our future results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements as a result of certain factors, including those listed under the heading "Risk Factors" and in other cautionary statements in this prospectus.

                               Prospectus Summary

         This summary highlights information in this document. You should carefully review the more detailed information and financial statements included in this document. The summary is not complete and may not contain all of the information you may need to consider before investing in our common stock. We urge you to carefully read this document, including the "Risk Factors" and the financial statements and their accompanying notes.

                                   The Company

Overview

We, Imaging Diagnostic Systems, Inc., are a medical technology company that has developed and is testing a Computed Tomography Laser Mammography (CTLM(TM)) for detecting breast cancer through the skin in a non-invasive procedure. The CTLM(TM) employs a laser and proprietary scanning technology to detect and analyze tissue in the breast for indicia of malignancy or benignancy. The components of the laser system are purchased from two unrelated parties and assembled and installed into the CTLM(TM) by us.

In connection with the CTLM(TM) clinical trials, we are developing a clinical atlas of the optical properties of benign and malignant tissues. The CTLM(TM) is designed to provide the physician with objective visual data for interpretation and further clinical analysis. Accordingly, we believe that the CTLM(TM) will improve early diagnosis, reduce diagnostic uncertainty and decrease the number of biopsies performed on benign breast lesions.

History

During our first year of operations, we researched the interaction between high speed, rapid pulsed laser technology and various detection technologies associated with standard computed tomographic schemes. This research was based upon a prototype that was developed by Richard Grable, our Chief Executive Officer, prior to his association with us. During June of 1995, Mr. Grable filed a patent for this prototype, which was able to create images of a breast. We refined various software and hardware configurations and components of the device based on these first images and have filed a total of twelve ancillary United States patents to the original patent since 1996.

In November 1995, we began discussions with Strax Breast Diagnostic Institute to conduct clinical trials at their facility. The original CTLM(TM) prototype used an Argon pump laser, which required a 6-ton water chiller. In December 1995, we learned of a new type of pump laser using diodes being developed by Spectra Physics Lasers. This new laser was powered by a standard 110-volt outlet and only required a small portable chiller to cool the crystal. Rather than continuing to develop the CTLM(TM) with a laser that required massive cooling we decided to wait for delivery of the first Solid State Diode Pump laser package from Spectra-Physics. The lasers were delivered on January 24, 1996. Because it was the first of its kind, many modifications had to be made by Spectra-Physics field engineers to the lasers before it would operate to specification. We immediately began re-engineering the CTLM(TM) to integrate this new laser into its system.

After  extensive  testing  of the  laser  system,  we  designed  and  built  two
pre-production   CTLM(TM)  scanners.  In  addition  to  the  change  in  lasers, modifications were made in both the detection scheme and software.

On December 12, 1995, we had a preliminary meeting with the Food and Drug Administration (FDA) to generally discuss the approach we would take to obtain marketing clearance for our CTLM(TM). We were advised that we would need to submit and have approved a pre-market approval application in order to obtain marketing clearance for the device. We were also advised that we would need to submit an investigational device exemption application to the FDA in order to commence human clinical trials of the device. An investigational device exemption allows a company to conduct human clinical trials without filing an application for marketing clearance.

We submitted our investigational device exemption application on January 8, 1996, and it was approved on February 9, 1996. During calendar year 1996, among other matters, we further refined the detection scheme and laser power configuration in order to obtain substantially better image quality. In order to incorporate the changes, we were required to submit to the FDA an amendment to our investigational device exemption application. With the amended investigational device exemption, we were authorized to scan 50 patients at the Strax Breast Diagnostic Center in Lauderhill, Florida, and 20 additional patients at our in-house facility. The CTLM(TM) was installed at Strax in November 1996, and three patients were scanned. After scanning the three patients at Strax, we learned of a different type of laser, which could be used in conjunction with the new Solid State Diode Pump laser package from Spectra-Physics. We believed that this additional laser component would greatly increase the performance and image quality of the CTLM(TM). We halted the clinical trials at Strax in December 1996 and planned to resume the study after the second system modification.

Because of the extensive re-engineering and design and the delay in receiving the new laser components to be integrated into the system, we were unable to complete and test the new system in a timely manner. In fact, the first of these new components was not received until October 1997. Strax was unwilling to wait until the engineering modifications were completed unless it received compensation for the CTLM(TM) remaining on its premises. In November 1997, Strax requested that the CTLM(TM) be removed from its premises. The CTLM(TM) was removed from Strax in November 1997. On May 20, 1998, our termination of the investigational device exemption protocol and our final report was accepted by the FDA.

In February 1996, we entered into a letter of intent with an independent distributor to place a CTLM(TM) at the Moscow Research Institute for Diagnostics. The letter of intent is still in place, however, due to the further advances in laser technology, the purchase of the new laser system from Strax, the modification and the redesign of the CTLM(TM) hardware and software, the actual placement of the CTLM(TM) has been delayed.

In June 1998, our second investigational device exemption was granted. We were authorized to scan 20 patients at our in-house facilities in Plantation, Florida and upon FDA approval, at three additional clinical sites. On September 1 and September 10, 1998, we formally submitted the first and second series of the 20 patient in-vivo (human) images and corresponding interpretation data to the FDA.

The FDA responded to the submission on October 1998, asking that we limit future submissions to significant findings, milestones, annual reports, and changes that may affect the safety of the CTLM(TM). We scanned 20 women at our in-house facility. These scans produced no significant findings, milestones or changes that would effect the safety of the CTLM(TM) so there were no additional submissions to the FDA except for the request to expand the study to Nassau County Medical Center.

We made a request to the FDA that we be permitted to expand the scope of our study to include a medical facility where access to women with breast cancer was more practical. Nassau County Medical Center was chosen because of the unusually high incidence of breast cancer in the population it serves. It is reported that 1 woman in 7 will experience breast cancer if they live in the geographic area served by that hospital. Also Nassau County Medical Center represented that it performed a significant number of breast surgeries each week, which we expected to provide a relatively constant supply of histologically confirmed cases.

On January 14, 1999, we received notice that the investigational device exemption application to extend the in-vivo study to Nassau County Medical Center was conditionally approved. We immediately supplied the additional documentation required by the FDA, and the FDA conditions were complied with. The investigational device exemption application was limited to one institution, Nassau County Medical Center, and 275 subjects. We had originally intended to have the CTLM(TM) positioned at Nassau County Medical Center no later than mid February 1999, however due to renovations at Nassau County Medical Center, the delivery of the CTLM(TM) was postponed until the renovations were completed. On March 3, 1999 the CTLM(TM) system was shipped to Nassau County Medical Center. After several administrative problems, on June 21, 1999, we received written representation from Nassau County that we could begin the clinical trials pursuant to the original investigational device exemption and the payment of reasonable and customary charges for a three-month study. On July 8, 1999, Nassau County began scanning patients for the clinical trials.

On June 12, 1997, our patent counsel advised us that Mr. Grable's patent, filed June 5, 1995, "Diagnostic Tomographic Laser Imaging Apparatus," was granted with 4 independent and 24 subordinate claims. The independent claims serve to provide an overall outline of the disclosure of the invention. The subordinate claims provide additional information to identify pertinent details of the invention as they relate to the respective specific independent claim.

In May 1998, we, realizing that we had no formal written agreement in place with Mr. Grable, began negotiating with Mr. Grable for the exclusive use of the patent. In June 1998, a written agreement was entered into.

In January 1997, we applied for a patent for a fluorescence imaging scanner. We have received Issue Notification indicating that the patent was issued on September 14, 1999, as Patent No. 5,952,664.

At present, we have also entered into discussions with several hospitals, which are located throughout the United States for potential clinical test sites. We have received oral approvals of the protocol and site plan from 3 of the proposed clinical sites. In order to expand our clinical trials to other sites, the investigational device exemption application for Nassau County will have to be amended by supplying the required FDA documentation. Once a formal commitment has been obtained and the investigational device exemption approved by the FDA, these sites will become operational.

We intend to perform studies at 3 or more hospitals each of which will follow the same investigational device exemption protocol, as amended, for 275 subjects, in order to acquire effective data on a total of 1,100 women. Of these studies, 400 will be selected for actual submission. The reason for the plan to scan 1,100 women instead of only 400 is that volunteers in these kinds of programs for various reasons may withdraw from the study; these volunteers may not have a histological confirmation of their respective conditions, for example a woman may die before her surgery. Additionally, we plan to develop an atlas of clinical examples on CD-ROM for teaching purposes. With a large number of examples of each type of breast condition typically encountered, the atlas is expected to be of great teaching value.

Due to the delays in obtaining the new laser system, the delays in the modification and redesign of the CTLM(TM) and the delay in the commencement of the Nassau County clinical investigational trials, we are unable to determine when we will receive FDA marketing clearance. In addition, due to these delays, we are unable to determine when we will begin to generate revenue.

Our executive offices are located at 6531 NW 18th Court, Plantation, Florida 33313. Our telephone number is (954) 581-9800.

                                  The Offering

Securities Offered by Selling Security Holders

         Common Stock(1)(3)                     37,085,067

Equity Securities Outstanding(2)

         Common Stock                           79,258,357(3)
         Series B Preferred                            247
         Series G Preferred                             14
         Series H Preferred                              3
         Series I Preferred                            138
         Warrants                                  573,750(4)
         Options                                 4,317,171(4)


(1) According to the terms of the registration rights agreement among the preferred stockholders, debenture holders and us, the amount of common stock being registered and included in this prospectus is 100% of the number of shares of common stock that would be required to be issued if the preferred stock and debentures were converted on the day before the filing of the registration statement. We believe that this is a good faith estimate of the number of shares needed for conversion. In the event that additional shares are needed to meet conversion requirements, we will file a new registration statement to register the additional shares.

(2)    The total number of equity shares outstanding as of December 7, 1999.

(3) The total number of shares of common stock does not include shares of common stock issuable upon conversion of the Series B, G, H and I preferred stock and the debenture which, for the purpose of this prospectus, are estimated to represent 16,016,427, 1,801,803, 3,038,020 5,947,763 and 4,740,971 shares of common stock, respectively, and warrants and options to purchase 573,500 and 4,317,171 shares of common stock, respectively.

(4) The options were issued in connection with our stock option plan and/or in connection with some of our employment agreements. The exercise prices of the options range from $.55 to $4.35 per share. The warrants were issued to consultants, finders and private placement investors. The exercise prices of the warrants range from $1.09 to $5.00.

                                  Risk Factors

         An investment in the common stock offered is highly speculative and involves a high degree of risk. Accordingly, you should consider all of the risk factors discussed below, as well as the other information contained in this document. You should not invest in our common stock unless you can afford to lose your entire investment and you are not dependent on the funds you are investing.

                   Risks associated with our financial results

We have and are incurring significant losses.

At June 30, 1999, we had an accumulated deficit of approximately $35,092,999, after discounts and dividends on preferred stock. These losses have resulted principally from costs associated with research and development, clinical trials and from general and administrative costs associated with our operations. We expect operating losses will increase for at least the next several years due primarily to the anticipated expenses associated with:

o development,
o clinical trials,
o pre-market approval process,
o anticipated commercialization of the CTLM (TM), and
o other research and development activities which may arise.

We have a limited history of operations. Since our inception in December 1993, we have been engaged principally in the development of the CTLM(TM), which has not been approved for sale in the United States. In addition, we have not applied to the FDA for export approval for foreign sales. Consequently, we have little experience in manufacturing, marketing and selling our products. We currently have no source of operating revenue and have incurred net operating losses since inception.

Our auditor's have raised substantial doubts as to our ability to continue as a going concern as we have not been and may not be able to be profitable.

We have received an opinion from our auditors stating that the fact that we have suffered substantial losses and have yet to generate an internal cash flow raises substantial doubt about our ability to continue as a going concern. Our ability to achieve profitability will depend on our ability to obtain regulatory approvals for the CTLM(TM), develop the capacity to manufacture and market the CTLM(TM), either by ourselves or in collaboration with others and market acceptance of the CTLM(TM). However, there can be no assurance we will achieve profitability if and when we receive regulatory approvals for the development, commercial manufacturing and marketing of the CTLM(TM).

                    Risks associated with our lack of capital

We require additional capital which we may be unable to raise.

We will require substantial additional funds for:

o  clinical testing of the CTLM(TM) device,
o  research and development programs,
o  pre-clinical and clinical testing of other proposed products,
o  regulatory processes,
o  manufacturing and marketing programs, and
o  operating expenses (including general and administrative expenses).

Our future capital requirements will depend on many factors, including the following:

o  the progress of our research and development projects,
o  the progress of pre-clinical and clinical testing,
o  the time and cost involved in obtaining regulatory approvals,
o the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; competing technological and market developments; changes and developments in our existing collaborative, licensing and other relationships and the terms of any new collaborative, licensing and other arrangements that we may establish, and
o  the development of commercialization activities and arrangements.

In addition, our fixed commitments, including salaries and fees for current employees and consultants, equipment leases, payments under license agreements and other contractual commitments, are substantial and would increase if additional agreements were entered into and additional personnel were retained. We do not expect to generate a positive internal cash flow for at least several years due to expected increases in capital expenditures, working capital needs, and ongoing losses. There can be no assurance that additional financing will be available when needed, or if available, will be available on acceptable terms. We have already granted a mortgage on our corporate property as security for a debenture and in all likelihood, would be unable to use this property to collateralize any additional financing. Insufficient funds may prevent us from implementing our business strategy and will require us to further delay, scale back or eliminate our research, product development and marketing programs; and may require us to license to third parties rights to commercialize products or technologies that we would otherwise seek to develop ourselves, or to scale back or eliminate our other operations.

We have substantial capital needs and will need to do further capital-raising financings, which financings could dilute the value of current shareholdings.

We will require substantial additional funds for our research and development programs, pre-clinical and clinical testing, operating expenses, regulatory processes and manufacturing and marketing programs. Our capital requirements will depend on numerous factors, including:

o  the progress of our research and development programs,
o  results of pre-clinical and clinical testing,
o the time and cost invoked in obtaining regulatory approvals, the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights,
o competing with technological and market developments changes in our existing research, licensing and other relationships, and
o the complying with the terms of any new collaborative, licensing and other arrangements that we may establish.

Our fixed commitments, including salaries and fees for current employees and consultants, and other contractual agreements are likely to increase as additional agreements are entered into and additional personnel are retained.

We have a firm commitment for a $15 Million, three-year equity line of credit. Pursuant to the equity line of credit, when we feel it necessary, we may raise capital through the sale of our common stock to a consortium of prominent European banking institutions. In order to use the equity credit line, our common stock must trade above $.50 per share. We would also be required to file a shelf registration statement or other registration which may be available to us. We may need capital in excess of the equity line of credit or if we decline to use the equity line of credit, we may seek additional funding through public or private financing or collaborative, licensing and other arrangements with corporate partners. If we utilize the equity line of credit or additional funds are raised by issuing equity securities, especially convertible preferred stock, dilution to existing shareholders will result and future investors may be granted rights superior to those of existing shareholders. There can be no assurance that additional financing will be available when needed, or if available, will be on acceptable terms. Insufficient funds may prevent us from implementing our business strategy or may require us to delay, scale back, or eliminate some research and product development programs or to license to third parties rights to commercialize products or technologies that we would otherwise seek to develop ourselves.

We have had and may have to issue securities for services which may further depress our stock price.

Since we have generated no revenues to date, our ability to obtain and retain consultants may be dependent on our ability to issue stock for services. Since July 1, 1996, we have issued an aggregate of 1,806,500 shares of common stock according to registration statements on Form S-8. The aggregate fair market value of the shares when issued was $2,327,151. The issuance of large amounts of our common stock for services rendered or to be rendered and the subsequent sale of these shares may depress the price of our common stock further. In addition, since each new issuance of common stock dilutes existing shareholders, the issuance of substantial additional shares may cause a change-in-control.

We have in the past and may have to in the future sell additional unregistered securities, possibly without limitations on the number of common shares the securities are convertible into.

We have to rely on the private placement of preferred and common stock and convertible debentures to obtain working capital and will continue to do so in the future. In deciding to issue preferred stock and debentures through private placements, we took into account the number of common shares authorized and outstanding, the market price of the common stock at the time of each preferred or debenture sale and the number of common shares the preferred stock would have been convertible into at the time of the sale. At the time of each private placement there were enough shares, based on the price of our common stock at the time of the sale of the preferred stock to satisfy the preferred conversion requirements. Although our board of directors tried to negotiate a floor on the conversion price of each series of preferred stock and the debentures prior to their sale, it was unable to do so. In order to obtain working capital we will continue to seek capital through debt or equity financing which may include the issuance of convertible preferred stock whose rights and preferences are superior to those of the common stock holders. We will try to negotiate the best transaction possible taking into account the impact on its shareholders, dilution, loss of voting power and the possibility of a change-in-control. However, in order to satisfy our working capital needs, we may be forced to issue convertible securities with no limitations on conversion.

In the event that we issue convertible preferred stock or convertible debentures without a limit on the number of shares that can be issued upon conversion and the price of our common stock decreases, the percentage of shares outstanding that will be held by these holders upon conversion will increase accordingly. The lower the market price the greater the number of shares to be issued to these holders upon conversion, thus increasing the potential profits to the holder when the price per share then increases and the holder sells the common shares. The preferred stockholders' and debenture holders potential for increased share issuance and profit, including profits derived from shorting our common stock, in addition to a stock overhang of an undeterminable amount, may depress the price of our common stock. In addition, the sale of a substantial amount of preferred stock to relatively few holders could effectuate a possible change-in-control. In the event of our voluntarily or involuntarily liquidation while the preferred stock is outstanding, the holders will be entitled to a preference in distribution of our property.

                       Risks associated with our industry

We depend on market acceptance to sell our products which has not been proven and may not occur.

There can be no assurance that physicians or the medical community in general, will accept and utilize the CTLM(TM) or any other products that we develop. The extent and rate the CTLM(TM) achieves market acceptance and penetration will depend on many variables, including, but not limited to:

o the establishment and demonstration in the medical community of the clinical safety, efficacy and cost-effectiveness of the CTLM(TM),
o the advantages of the CTLM(TM) over existing technology and cancer detection methods, including:
         - X-ray mammography,
         - Ultrasound or high frequency ultrasound,
         - MRI,
         - Thermography,
         - Diaphonography,
         - Electrical impedance, and
         - Transillumination devices
o  third-party reimbursements practices, and
o  our manufacturing, quality control, marketing and sales efforts.

There can be no assurance that the medical community and third-party payers will accept our unique technology. Similar risks will confront any other products we develop in the future. Failure of our products to gain market acceptance would have a material adverse effect on our business, financial condition and results of operations.

Lack of third-party reimbursement would have a negative impact on the sales of our products.

In the United States, suppliers of health care products and services are greatly affected by Medicare, Medicaid and other government insurance programs, as well as by private insurance reimbursement programs. Third-party payers (Medicare, Medicaid, private health insurance companies, and other organizations) may affect the pricing or relative attractiveness of our products by regulating the level of reimbursement provided by these payers to the physicians, clinics and imaging centers utilizing the CTLM(TM) or any other products that we may develop, by refusing reimbursement. If examinations utilizing our products were not reimbursed under these programs, our ability to sell our products may be materially and adversely affected. There can be no assurance that third-party payers will provide reimbursement for use of our products. The level of reimbursement, if any, may impact the market acceptance and pricing of our products, including the CTLM(TM). Failure to obtain favorable rates of third-party reimbursement could have a material adverse effect on our business, financial condition, cash flows, and results of operations.

In international markets, reimbursement by private third-party medical insurance providers, including governmental insurers and independent providers varies from country to country. In addition, such third-party medical insurance providers may require additional information or clinical data prior to providing reimbursement for a product. In some countries, our ability to achieve significant market penetration may depend upon the availability of third-party governmental reimbursement. Revenues and profitability of medical device companies may be affected by the continuing efforts of governmental and third party payers to contain or reduce the cost of health care through various means. See "Business-Third-Party Reimbursement; Health Care Reform".

There are uncertainties regarding healthcare reform made by United States and state governments which could negatively impact our business.

Several states and the United States government are investigating a variety of alternatives to reform the health care delivery system. These reform efforts include proposals to limit and further reduce and control health care spending on health care items and services, limit coverage for new technology and limit or control the price health care providers and drug and device manufacturers may charge for their services and products, respectively. If adopted and implemented, these reforms could have material adverse effect on our business, financial condition, and results of operations.

We are in a highly competitive market and many of our competitors have greater resources than we do.

The market in which we intend to participate is highly competitive. Many of the companies in the cancer diagnostic and screening markets have substantially greater technological, financial, research and development, manufacturing, human and marketing resources and experience than we do. These companies may succeed in developing, manufacturing and marketing products that are more effective or less costly than our products. Physicians using imaging equipment such as x-ray mammography equipment, ultrasound or high frequency ultrasound systems, magnetic resonance imaging systems, and thermography, diaphonography and transilluminational devices may not use our products. Currently mammography is employed widely and our ability to sell the CTLM(TM) to medical facilities will, partially depend on our ability to demonstrate the clinical utility of the CTLM(TM) as an adjunct to mammography and physical examination and its advantages over other available diagnostic tests. The competition for developing a commercial device utilizing computed tomography techniques and laser technology is difficult to ascertain given the proprietary nature of the technology. There are a significant number of academic institutions involved in various areas of research involving "optical medical imaging" which is a shorthand description of the technology our CTLM(TM) utilizes. The most prestigious of these institutions includes the University of Pennsylvania, The City College of New York, and University College London. Two of these institutions, University of Pennsylvania and City College of New York, have granted licenses on some patented technologies to two companies unrelated to us, Non-Invasive Technologies and MediScience, Inc., respectively, which may use these patented technologies to produce products that compete with the CTLM(TM).

                      Risks associated with our securities

Our common stock is considered "penny stock" and may be difficult to sell.

The SEC has adopted regulations, which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. Presently, the market price of our common stock is substantially less than $5.00 per share and therefore may be designated as a "penny stock" according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors to sell their shares. In addition, since our common stock is traded on the NASDAQ OTC Bulletin Board, investors may find it difficult to obtain accurate quotations of our common stock.

Our stock price is volatile.

Our stock is currently traded on the OTC Bulletin Board. The price of our common stock has fluctuated substantially since it began trading on the OTC Bulletin Board in September 1994. The market price of the shares of the common stock, like that of the common stock of many other medical device companies, is likely to continue to be highly volatile. Factors that may have an impact on the price of our common stock include:

o  the timing and results of our clinical trials or our competitors,
o  governmental regulation,
o  healthcare legislation,
o  equity or debt financing, and
o developments in patent or other proprietary rights pertaining to our competitors or us, including litigation, fluctuations in our operating results, and market conditions for medical device company stocks and life science stocks in general.

We may issue preferred stock at any time to prevent a takeover or acquisition, any of which issuance could dilute the price of our common stock.

Our articles of incorporation authorize the issuance of preferred stock with designations, rights, and preferences that may be determined from time to time by the board of directors. Our board of directors is empowered, without stockholder approval, to designate and issue additional series of preferred stock with dividend, liquidation, conversion, voting and other rights, including the right to issue convertible securities with no limitations on conversion, which could adversely affect the voting power or other rights of the holders of our common stock. This could substantially dilute the common shareholder's interest and depress the price of our common stock. In addition, the preferred stock could be utilized, as a method of discouraging, delaying or preventing a change-in-control. The substantial number of issued and outstanding convertible preferred stock and the convertible debentures, and their terms of conversion may discourage or prevent an acquisition of our company. In the past we have issued convertible preferred stock and convertible debentures without a limit on the number of shares that can be issued upon conversion and may continue to do so in the future.

Our outstanding preferred stock and debentures are discounted and convertible at 75% of the market price, except for our Series B shares, which are convertible at 82% of the market price. Since the conversion price of the preferred stock and the debentures are based on a percentage of the market price, without a limit on the number of shares that can be issued upon conversion, in the event that the price of our common stock decreases, the percentage of common shares outstanding that will be held by the preferred stock and debenture holders upon conversion would increase accordingly.

When we convert securities issued without limitations on conversion, the lower the market price, the greater the number of shares will be issued to the holders of our securities upon conversion; thus, increasing the potential profits to the holder if the price per share increases and the holder sells its common shares.

We have increased the number of shares of our authorized common stock in order to help facilitate the conversion and exercise of outstanding and future preferred stock and other securities, which conversion and exercise would dilute the value of our common stock.

According to a written action of a majority of our shareholders, we have amended our articles of incorporation, to increase our authorized common stock from 48,000,000 shares to 100,000,000 shares in order to facilitate the conversion of our outstanding preferred stock and debentures. Prior to the amendment, we did not have an adequate number of shares authorized to meet our contractual obligations due to the decrease in our stock price. In addition, until the time when we are able to generate revenues, we are dependent on equity or other financing to continue operations and the amendment affords us common stock to finance our operations through equity financings which we will continue to do, as we will require substantial additional funds for our operations. We may again be obligated to increase our authorized common stock from 100,000,000 shares to 150,000,000 to facilitate the conversion of our outstanding preferred stock and debentures.

Based on the closing price of our common stock as of December 7, 1999, $.31 per share, approximately:

o  9,155,608  shares  would be  required  to convert  the Series B shares,
o  262,295 shares would be required to convert the Series G shares,
o  1,254,902 shares would be required to convert the Series H shares,
o  5,592,705  shares would be required to convert the Series I shares,
o  10,749,747  shares would be required to convert the debentures and
o although we are contractually prohibited from doing so, 60,483,871 shares would be required to draw down the entire equity line of credit.

In addition, 4,890,921 shares would be required for the exercise of options and warrants. Based upon this information, as of December 7, 1999, we would need in excess of approximately 71 million authorized shares for all conversions, complete utilization of the equity line of credit and fulfillment of our remaining stock related obligations.

We currently are controlled by our executive officers and directors, however, if outstanding preferred stock and debentures are converted, a change-in-control may occur.

Our management beneficially owns 26.9%, including options, of our outstanding common stock, assuming no exercise of outstanding warrants, options, or conversion of preferred stock. Although management owns less than 50.1% of the outstanding common stock, since we do not have cumulative voting, and since, in all likelihood the officers will be voting as a block and will be able to obtain proxies of other shareholders, management should continue to remain in a position to elect all of our directors and control our policies and operations. However, after giving effect to the conversion of the preferred stock and debentures, management would own only 19.2% as of December 7, 1999. This additional dilution to management's ownership percentage could cause a change-in-control.

We have not and do not expect to pay dividends on our common stock.

We have not paid a dividend on our common stock and do not intend to pay dividends on our common stock in the foreseeable future.

                      Risks associated with our technology

We depend on a patent licensed to us by our founder.

We own the rights, through an exclusive patent licensing agreement, for the use of the patent for the CTLM(TM) technology. Richard Grable, our chief executive officer, owns the patent. In addition, we have 12 additional United States patents pending with regard to optical tomography, many of which are based on the original CTLM(TM) technology. In the event that we breach the patent licensing agreement, we could lose the licensing rights to the CTLM(TM) technology. The loss of the patent license would have a material adverse effect on us and our continued operations.

Our business could be materially adversely affected if we are unable to protect our proprietary technology, or if substantially the same technology is developed by others.

We rely primarily on a combination of trade secrets, patents, copyright and trademark laws, and confidentiality procedures to protect our technology.

Our ability to compete effectively in the medical products industry will depend on our success in protecting our proprietary technology, both in the United States and abroad. The patent positions of medical products companies generally involve complex legal and factual questions. We currently have 12 additional patents pending with regard to optical tomography. Neither we nor Mr. Grable hold foreign patents, however, we have applied for patents in several foreign countries. We intend to file for additional patents on products, including the CTLM(TM), for which we feel the cost of obtaining a patent is economically reasonable in relation to the expected protection obtained. There can be no assurances that any patent that we apply for will be issued, or that any patents issued will not be challenged, invalidated, or circumvented, or that the rights granted will provide any competitive advantage. We could incur substantial costs in defending any patent infringement suits or in asserting any patent rights, including those granted by third parties, the expenditure of which we might not be able to afford.

Although we have entered into confidentiality and invention agreements with our employees and consultants, there can be no assurance that these agreements will be honored or that we will be able to protect our rights to our non-patented trade secrets and know-how effectively. There can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how. In addition, we may be required to obtain licenses to patents or other proprietary rights from third parties. If we do not obtain required licenses, we could encounter delays in product development or find that the development, manufacture, or sale of products requiring these licenses could be foreclosed. Additionally, we may, from time to time, support and collaborate in research conducted by universities and governmental research organizations. There can be no assurance that we will have or be able to acquire exclusive rights to the inventions or technical information derived from such collaborations or that disputes will not arise with respect to rights in derivative or related research programs that we conducted in conjunction with these organizations.

Our business, which depends heavily on our patents and intellectual property, could be materially adversely affected if we infringe upon the intellectual property rights of others.

There has been substantial litigation regarding patent and other intellectual property rights in the medical device and related industries. We have been, and may be in the future, notified that we may be infringing on intellectual property rights possessed by other third parties. If any claims are asserted against our intellectual property rights, we may seek to enter into royalty or licensing arrangements. There is a risk in situations that no license will be available or that a license will not be available on reasonable terms. Alternatively, we may decide to litigate these claims or design around the patented technology. These actions could be costly and would divert the efforts and attention of our management and technical personnel. Consequently, any infringement claims by third parties or other claims for indemnification by customers resulting from infringement claims, whether or not proven to be true, may have a material adverse effect on our business, financial condition and results of operation.

We may be adversely impacted by third parties who are not Y2K compliant.

We have not fully determined the extent to which we may be impacted by third parties' systems, which may not be Y2K compliant. While we have begun efforts to seek reassurance from our suppliers, there can be no assurance that the systems of other companies, which we deal with, will be Y2K compliant. Third parties' non-compliance could have an adverse effect on us. Failure of third party vendors to deliver parts and components timely could materially affect our ability to manufacture and deliver CTLM(TM). Because of this potential risk, we have expanded our vendor and sub-contractor base to safeguard ourselves against this uncertainty.

We may suffer possible technical obsolescence.

Methods for the detection of cancer are subject to rapid technological innovation and there can be no assurance that technical changes will not render our proposed products obsolete. Although we believe that the CTLM(TM) can be upgraded to maintain its state-of-the-art character, the development of new technologies or refinements of existing ones might make our existing system technologically or economically obsolete, or cause a reduction in the value of, or reduce the need for, our CTLM(TM). There can be no assurance that the development and commercial availability of new types of diagnostic medical equipment or technology will not have a material adverse effect on our business, financial condition, and results of operations. Although we are aware of no substantial technological changes pending, should a change occur, there can be no assurance that we will be able to acquire the new or improved systems which may be required to update the CTLM(TM).

                       Risks associated with our business

We may not receive final FDA marketing clearance for the CTLM(TM) or find facilities to test the CTLM(TM).

We currently have two CTLM(TM) functioning and being tested, one in the Nassau County Medical Center and one in the University of Virginia Medical Center, pursuant to investigational device exemptions granted by the FDA. The testing is designed to develop diagnostic criteria for CTLM(TM) images. We have entered into discussions with several hospitals, which are located throughout the United States for further potential clinical test sites. The remaining proposed sites have indicated an interest in participating in our clinical trials, however, we do not anticipate a formal response until January 2000 at which point we would have to request permission from the FDA to expand our clinical trials. We believe that we will be able to expand the clinical testing to these sites upon FDA approval. At the conclusion of the clinical trials we will submit the pre-market approval application for the CTLM(TM). If and when accepted for filing by the FDA, it will be designated for review under the FDA's expedited review policy. There can be no assurance that expedited review status will be maintained or result in a more expeditious approval, or approval at all.

In addition, there can be no assurance that the FDA or other regulatory approvals for the CTLM(TM) device will be granted on a timely basis, or at all. Failure to obtain FDA clearance to market the CTLM(TM) device would have a material adverse effect on our business, financial condition, cash flows and results of operations.

Furthermore, there can be no assurance that:

o results obtained in any additional trials will be consistent with the results obtained in trials conducted by us to date;
o results obtained in any clinical trial or series of clinical trials will be consistent among all study sites, or
o results obtained in clinical trials conducted with U.S. study populations will be consistent with results obtained in studies conducted in Europe or other locations outside of the U.S.

Any of the above-mentioned results could effect our ability to receive FDA marketing clearance or clearance for sale in foreign countries of the CTLM(TM).

We need FDA pre-market approval before we can sell our main product, the CTLM(TM).

We must obtain pre-market approval from the FDA prior to commercial use of the CTLM(TM) in the United States. There can be no assurance if or when we will receive this approval. Obtaining FDA pre-market approval may impose costly requirements on us and may delay for a considerable period of time, or prevent, the commercialization of the CTLM(TM).

We must comply with extensive government regulation and have no assurance of regulatory approvals or clearances.

Our delay or inability to obtain any necessary United States, state or foreign regulatory clearances or approvals for our products would have a material adverse effect on our business.

The manufacture and sale of medical devices, including the CTLM(TM) and any other products that we may develop, are subject to extensive regulation by numerous governmental authorities in the United States, principally the FDA and corresponding state agencies and those in other countries. In the United States, the CTLM(TM) is regulated as a medical device and is subject to the FDA's pre-market clearance or approval requirements. Securing FDA clearances and approvals usually requires the submission of extensive clinical data and supporting information to the FDA. To obtain FDA approval of an application for pre-market approval, the pre-market approval application must demonstrate that the subject device has clinical utility, meaning that the device has a beneficial therapeutic effect, or that as a diagnostic tool it provides information that measurably contributes to a diagnosis of a disease or condition.

Although the FDA may grant expedited review status to the CTLM(TM) device, there can be no assurance that such status will be maintained or result in timely approval of the CTLM(TM) device, if approval is obtained at all.

We cannot file our pre-market approval application for the CTLM(TM) until our clinical trials are completed. There can be no assurance, that our clinical trials will be successfully completed, or if completed, will provide sufficient data to support a pre-market approval application for the CTLM(TM); nor can there be any assurance that the FDA will not require us to conduct additional clinical trials for the CTLM(TM), which would delay the CTLM(TM) coming onto the market.

In addition, sales of medical devices outside the United States may be subject to international regulatory requirements that vary from country to country. The time required to gain approval for international sales may be longer or shorter than required for FDA approval and the requirements may differ. For example, in order to sell our products within the European economic area, companies are required to achieve compliance with the requirements of the medical devices directive and affix a "CE" marking on their products to attest compliance. In Europe, we will be required to obtain the certifications necessary to enable the CE mark to be affixed to our products in order to conduct sales in member countries of the European Union. We are in preliminary preparations regarding CE certification. Component parts that have been finalized are being tested in our laboratory. Some of the components are being changed in order to improve performance, delaying the submission of the CTLM(TM) for the CE certification. We have chosen DGM of Denmark as our notifying body, a regulatory body from the private sector which is responsible for the review and approval of the documentation submitted by us in order to enable the "CE" mark to be affixed to products.

We have not obtained these certificates and there can be no assurance we will be able to do so in a timely manner, or at all. Regulatory approvals, if granted, may include significant limitations on the indicated uses for which the CTLM(TM) may be marketed. In addition, to obtain these approvals, the FDA and certain foreign regulatory authorities may impose numerous other requirements which medical device manufacturers must comply with. FDA enforcement policy strictly prohibits the marketing of approved medical devices for unapproved uses. Product approvals could be withdrawn for failure to comply with regulatory standards or the occurrence of unforeseen problems following initial marketing. The third-party manufacturers upon which we will depend to manufacture our products are required to adhere to applicable FDA regulations regarding good manufacturing practices, commonly referred to as GMPs, including the quality system regulations and similar regulations in other countries, which include testing, control and documentation requirements. Ongoing compliance with quality system regulations and other applicable regulatory requirements will be monitored by periodic inspections by the FDA and by comparable agencies in other countries. Failure to comply with applicable regulatory requirements, including marketing and promoting products for unapproved use, could result in warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to grant pre-market clearance or approval for devices, withdrawal of approvals and criminal prosecution. Changes in existing regulations or adoption of new government regulations or polices could prevent or delay regulatory approval of our products. Material changes to medical devices also are subject to FDA review and clearance or approval.

In addition, unapproved products subject to the pre-market approval requirements must receive prior FDA export approval in order to be marketed outside of the United States unless they are approved for use by any member country of the European Union or certain other countries, including Australia, Canada, Israel, Japan, New Zealand, Switzerland and South Africa, in which case the products can be exported to any country provided that limited notification requirements are met. There can be no assurance that we will meet the FDA's export requirements or receive FDA export approval when our approval is necessary, or that countries to which the devices are to be exported will approve the devices for import. Our failure to meet the FDA's export requirements or obtain FDA export approval when required to do so, or to obtain approval for import, could have a material adverse effect on our business, financial condition, cash flows and results of operations.

There can be no assurance that we will be able to obtain or maintain the following:

o  FDA approval of a pre-market approval application for the CTLM(TM),
o foreign marketing clearances for the CTLM(TM) or regulatory approvals or clearances for other products that we may develop, on a timely basis, or at all,
o  timely receipt of approvals or clearances,
o continued approval or clearance of previously obtained approvals and clearances, and
o  compliance with existing or future regulatory requirements.

If we do not obtain or maintain any of the above-mentioned standards, there may be material adverse effects on our business, financial condition and results of operations.

We are only in the early stages of product development for products other than the CTLM(TM).

Due to our need for additional capital, our proposed products, other than the CTLM(TM) device, including a scanner for the early detection of colon cancer, are at early stages of development. There can be no assurance that any of our proposed products will be, including the CTLM(TM):

o  found to be safe and effective,
o meet applicable regulatory standards or receive necessary regulator clearance,
o or if safe and effective, can be developed into commercial products, manufactured on a large scale or be economical to market, or
o  achieve or sustain market acceptance.

Therefore,  there  is  substantial  risk  that  our  product   development  and
commercialization efforts will not prove to be successful for our products.

We will depend on a single product, the CTLM(TM), for our revenue in the foreseeable future.

We are in the process of developing additional products based on our main technology, including an enhancement of the CTLM(TM) device for use with fluorescence contrast agents and photo-dynamic therapy drugs. Photo-dynamic therapy drugs seek out cancer and are activated by light. Neither application is expected to result in a commercial product for at least several years, if at all. Consequently, pending its approval for commercial distribution in the United States, the CTLM(TM) device would account for substantially all of our revenues for the foreseeable future. Failure to gain regulatory approvals or market acceptance for the CTLM(TM) device would have a material adverse effect on our business, financial condition, cash flows, and results of operations.

We depend upon suppliers with whom we have no contracts.

We believe that there are a number of suppliers for most of the components and subassemblies required for the CTLM(TM). Particular components for our laser system are provided by two unrelated suppliers. Although these components are provided by a limited number of other suppliers, we believe our laser suppliers and their products are the most reliable. We have no agreement with our laser suppliers and purchase the laser components on an as needed basis. Presently, the disruption or termination of our laser suppliers could have a short-term adverse effect on our ability to manufacture the CTLM(TM). Once we begin to produce the CTLM(TM) in larger quantities, the disruption or termination of our laser suppliers could disrupt production schedules or delay or curtail production, all of which could materially adversely affect our business and results of operations.

We have limited marketing and sales capabilities.

We have limited internal marketing and sales resources and personnel. In order to market any products we may develop, we will have to develop a marketing and sales force with technical expertise and distribution capability. There can be no assurance that we will be able to establish sales and distribution capabilities or that we will be successful in gaining market acceptance for any products we may develop. There can be no assurance that we will be able to recruit and retain skilled sales, marketing, service or support personnel, that agreements with distributors will be available on terms commercially reasonable to us, or at all, or that our marketing and sales efforts will be successful. Failure to successfully establish a marketing and sales organization, whether directly or through third parties, would have a material adverse effect on our business, financial condition, cash flows, and results of operations. We have already entered into contracts for the future distribution of the CTLM(TM) in the United Kingdom, Ireland, France, South Korea, Switzerland, Moscow, Germany, Austria, the Republic of Turkey, Ecuador, Holland, Belgium, Spain, Portugal, Poland, Luxembourg and the Pacific Rim countries, including China. Presently, we intend to pursue additional distribution arrangements in Europe and Asia with strategic marketing partners who have established marketing capabilities and we will continue to develop our distribution network overseas. There can be no assurance that we will be able to further develop this distribution network on acceptable terms, if at all or that any of our proposed marketing schedules or plans can or will be met. We have not applied to the FDA for export approval for foreign sales and no sales have been made to date.

We depend on qualified personnel to run and develop our specialized business.

Due to the specialized scientific nature of our business, we are highly dependent upon our ability to attract and retain qualified scientific, technical and managerial personnel. We have entered into employment agreements with some of our executive officers and key employees. The loss of the services of existing personnel, especially Mr. Grable, the inventor of the CTLM(TM), as well as the failure to recruit key scientific, technical and managerial personnel in a timely manner would be detrimental to our research and development programs and could have an adverse impact upon our business affairs and finances. Our anticipated growth and expansion into areas and activities requiring additional expertise, such as marketing, will require the addition of new management personnel. Competition for qualified personnel is intense and there can be no assurance that we will be able to continue to attract and retain qualified personnel necessary for the development of our business.

We have a possible conflict of interest in our management.

Richard Grable and Linda Grable hold a majority of the seats on our board of directors. Consequently, they are in a position to control their own compensation and to approve affiliated transactions. For example, in June 1998, we finalized an exclusive patent license agreement with Richard Grable, our chief executive officer; Mr. Grable is the owner of the patent, which encompasses the technology for the CTLM(TM) device. The board's policy is to obtain unanimous consent for affiliated transactions and compensation issues. Although our board intends to act fairly and in full compliance with its fiduciary obligations, there can be no assurance that our company will not, as a result of the conflict of interest described above, enter into arrangements under terms less favorable than those which we could have obtained had we been dealing with unrelated persons.

We have a limited manufacturing history.

We will have to expand our CTLM(TM) manufacturing and assembly capabilities and contract for the manufacture of the CTLM(TM) components in volumes that will be necessary for us to achieve significant commercial sales in the event we begin foreign sales and/or obtain regulatory approval to market our products in the United States. We have limited experience in the manufacture of medical products for clinical trials or commercial purposes. Should we manufacture our products, our manufacturing facilities would be subject to the full range of the FDA's current quality system regulations, and we would need additional capital to establish these types of facilities. In addition, there can be no assurance that we would be able to manufacture our products successfully or cost-effectively.

We depend on third parties who may not be in compliance with the FDA's quality system regulations.

We have used and do use third parties to manufacture and deliver the components of the CTLM(TM) and intend to continue to use third parties to manufacture and deliver these components and other products we may develop. These third parties must adhere to the quality system regulations enforced by the FDA through its facilities inspection program and these facilities must pass a plant inspection before the FDA will grant pre-market approval of our products. There can be no assurance that the third-party manufacturers we depend on for the manufacturing of CTLM(TM) components will be in compliance with the quality system regulations at the time of the pre-approval inspection or will maintain compliance afterwards. This failure could significantly delay FDA approval of the pre-market approval application for the CTLM(TM) device, and would have a material adverse effect on our business, financial condition, cash flows, and results of operations.

The qualification of additional or replacement suppliers for certain components of the CTLM(TM) device or services is a lengthy process. For certain services and components, we currently rely on single suppliers. If we encounter delays or difficulties with our third-party suppliers in producing, packaging, or distributing components of the CTLM(TM) device, market introduction and subsequent sales would be adversely affected. We also may have to rely on alternative sources of supply. In this case, there can be no assurance that we will be able to enter into alternative supply arrangements at commercially acceptable rates, if at all. If we are unable to obtain or retain qualified third-party manufacturers on commercially acceptable terms, we may not be able to commercialize our products as planned. Our dependence upon third parties for the manufacture of our products may adversely affect our profit margins and our ability to develop and deliver our products on a timely and competitive basis.

We have had and may have delays in getting our products to market both domestically and internationally.

Originally, we anticipated that the CTLM(TM) would be ready for distribution in the summer of 1998, however, during the course of clinical trials, we learned of problems with particular components of the CTLM(TM) which needed to be corrected before distribution. Solutions to these problems had to be found and adjustments had to be made to the CTLM(TM) to correct these problems. Specifically, the laser components, the electronic technology involved in image acquisition and the fiber optics had to be modified.

We need to obtain FDA marketing clearance for the CTLM(TM) device before it can be sold in the U.S. market. However, the device may be sold under special circumstances pursuant to an investigational device exemption. Under FDA guidelines, only product cost and clinical costs can be recovered through investigational device exemption sales. No profit is allowed on investigational device exemption sales. Sales of medical imaging devices can be made in those countries not requiring the "CE" mark. Sales can also be made under exemptions for some clinical testing. As of the date of this prospectus, our Canadian distributor has placed an order for two CTLM(TM) systems to be delivered in March 2000. We intend to continue to sell CTLM(TM) systems through distributors in those countries where sales are permitted. No CTLM(TM) systems have been sold pursuant to an investigational device exemption in the United States market.

We previously deferred foreign distribution of the CTLM(TM) until we have collected enough clinical data to demonstrate the CTLM(TM)'s ability to detect abnormalities of the breast in a clinical setting. We anticipate that the CTLM(TM)'s ability to detect abnormalities of the breast in a clinical setting will be demonstrated very quickly using the images produced in connection with the Nassau County and University of Virginia investigational device exemptions. We then will continue to collect data through our further clinical trials. Currently, we have not applied to the FDA for export approval for foreign sales. Originally, we anticipated that the first foreign distributions of the CTLM(TM) would occur in our fiscal quarter beginning April 1999. However, due to the problems discussed elsewhere in this prospectus we plan on shipping the first two CTLM(TM) systems in March of 2000.

In order for us to distribute the CTLM(TM) outside of the United States, the following information must be submitted to the FDA:

o  a complete description of the device intended for export,
o  the status of the device in the United States, and
o a letter from the appropriate foreign liaison (person with authority to sign a letter of acceptance for the foreign government) stating that:
      - the device is not in conflict with the laws of the country to which it is intended for export,
      - the foreign government has full knowledge of the status of the device in the U.S., and
      - import is permitted or not objected to.

The FDA reviews export requests to determine that exportation of the device:

o   is not contrary to public health and safety; and
o has the approval of the country to which the product is intended to be exported.

If the device meets the above-mentioned criteria, it is approved for export. The CTLM(TM) is exempt from the former requirement because there is a current FDA approved investigational device exemption for the CTLM(TM). The FDA would not grant an investigational device exemption for a device that is contrary to public health and safety. However, we have not applied for the "CE" mark for the CTLM(TM) which, when issued, would permit sales in those countries requiring the "CE" mark for sale.

We will rely on international sales and will be subject to risks associated with international commerce.

We intend to commence international sales of the CTLM(TM) in Europe and Asia, prior to commencing commercial sales in the U.S. Until we receive pre-market approval from the FDA to market the CTLM(TM) in the United States, our revenues, if any, will be derived from sales to international distributors. A significant portion of our revenues may be subject to the risks associated with international sales, including:

o  economical and political instability,
o  shipping delays,
o  fluctuation of foreign currency exchange rates,
o  foreign regulatory requirements, and
o various trade restrictions, all of which could have a significant impact on our ability to deliver products on a timely basis.

Significant increases in the level of customs duties, export quotas or other trade restrictions could have a material adverse effect on our business, financial condition and results of operations. The regulation of medical devices, particularly in Europe, continues to develop and there can be no assurance that new laws or regulations will not have an adverse effect on us. In order to minimize the risk of doing business with distributors in countries which are having difficult financial times, our international distribution agreements all require payment via an irrevocable letter of credit drawn on a United States bank prior to shipment of the CTLM(TM).

We have a risk of product liability suits.

Our business exposes us to potential product liability risks, which are inherent in the testing, manufacturing, and marketing of cancer detection products. Significant litigation, not involving us, has occurred in the past based on the allegations of false negative diagnoses of cancer. While the CTLM(TM) device is being developed as an adjunct to other diagnostic techniques, there can be no assurance that we will not be subjected to future claims and potential liability. Although the FDA does not require product liability insurance with regard to clinical investigations, we obtained and presently carry product liability insurance in the amount of $3,000,000, at the request of Nassau County. While we plan to maintain insurance against product and professional liability and defense costs, there can be no assurance that claims against us arising with respect to our products will be successfully defended or that the insurance to be carried by us will be sufficient to cover liabilities arising from any claims. A successful claim against us in excess of our insurance coverage could have a material adverse effect on us. Furthermore, there can be no assurance that we will be able to continue to obtain or maintain product liability insurance on acceptable terms.

We lack a feasibility study.

We have not performed any market or feasibility study to assess the interest, demand, or need for the CTLM(TM). There can be no assurance that a study would support management's belief that sufficient demand will exist.

                   Information With Respect To The Registrant

The information required to be disclosed in the registration statement pertaining to this prospectus is incorporated by reference, including, among other documents, our latest Form 10-KSB, as amended, and Form 10-QSB, as amended, which are both being delivered with this prospectus. See "Documents Incorporated by Reference", "Prospectus Summary", "Risk Factors" and "Material Changes."

           Management's Discussion And Analysis Of Financial Condition

                            And Results Of Operations

The information required for this Post Effective Amendment No. 2 to Form S-2, including our financial statements and notes to the financial statements, Management's Discussion and Analysis of Financial Condition and Results of Operations for the fiscal year ended June 30, 1999, is incorporated by reference to our annual report on Form 10-KSB filed with the SEC on October 12, 1999.

                                Material Changes

Executive Compensation

The following table represents the compensation awarded to, earned by or paid to our chief executive officer and other executive officers for services rendered to us from 1997 to 1999. No other person during this time who served as one of our executive officers had a total annual salary and bonus in excess of $100,000.


SUMMARY OF COMPENSATION TABLE

                                 ANNUAL COMPENSATION                            LONG-TERM COMPENSATION

Name & Principal
Position                         Year       Salary (2)       Other Annual      Restricted     Securities/Underlying
                                                             Compensation      Stock Awards       Option/SARs (1)

Richard J. Grable, CEO            1997        $289,779       $115,000            $268,000         22,883
and Director                      1998        $286,225            -0-                 -0-        534,602
                                  1999        $286,225            -0-                 -0-        458,333
Linda B. Grable, President        1997        $ 97,451       $115,000            $268,000         22,883
and Director                      1998        $119,070            -0-                 -0-        534,602
                                  1999        $119,070            -0-                 -0-        458,333
Allan L. Schwartz, Exec           1997        $111,534       $115,000            $268,000        130,410
VP, CFO and Director              1998        $119,070            -0-                 -0-        534,602
                                  1999        $119,070            -0-                 -0-        458,333

(1) The aggregate dollar value of the 1998 and 1999 options, based on the averaged high and low price on June 30, 1999 are as follows:
     Richard J. Grable, $341,321; Linda B. Grable, $341,321; and Allan L. Schwartz, $341,321.
(2) The salaries include compensation, which has been accrued and not paid as of June 30, 1999 in the amounts as follows: Richard J. Grable, $59,630; Linda B. Grable, $24,806 and Allan L. Schwartz, $24,806.

Employment Agreements

We entered into five-year employment agreements with Mr. Richard J. Grable, Mr. Allan L. Schwartz and Ms. Linda B. Grable that expire on August 29, 2004. According to the terms of their respective employment agreements, base annual salaries, after giving effect to cost of living adjustments, are as follows:
Richard J. Grable, $286,224.96; Linda B. Grable, $119,069.52; and Allan L. Schwartz, $119,069.52. In addition, Messrs. Grable and Schwartz and Ms. Grable each receive a car allowance of $500 per month. Each employment agreement provides for bonuses, health insurance, car allowance, and related benefits, and a cost of living adjustment of 7% per annum. No bonuses have been paid to date.

The following table explains information regarding the Options/SARs we granted to management for the fiscal year ended June 30, 1999.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

             No. of Securities    % of Total Options    Exercise or   Market Price
             Underlying Options  Granted to Employees   Base Price     On Date of       Expiration
Name         Granted              In Fiscal Year       ($/Share)      Grant             Date

Richard J.     250,000              16%                $.17           $.44             7/5/03
Grable         208,333              14$                $.48           $.44             7/5/03

Linda B.       250,000              16%                $.17           $.44             7/5/03
Grable         208,333              14$                $.48           $.44             7/5/03

Allan L        250,000              16%                $.17           $.44             7/5/03
Schwartz       208,333              14$                $.48           $.44             7/5/03



Stock Option Plans

For the fiscal year ended June 30, 1999, all of our executive officers were participants in our 1995 stock option plan. The plan was approved by our board of directors and adopted by the shareholders at the March 29, 1995 annual meeting. The plan provides for the granting, exercising and issuing of incentive options pursuant to Internal Revenue Code, Section 422. We may grant incentive stock options to purchase up to 5% of our issued and outstanding common stock at any time. Our board of directors has direct responsibility for the administration of the plan.

On August 30, 1999, we established an equity incentive plan. The shareholders must approve this plan within 1 year. The maximum number of shares that can be granted under this plan is 15,000,000 shares of common stock and 5,000,000 shares of preferred stock. The series, rights and preferences of the preferred stock are to be determined by our board of directors. This plan also includes any stock available for future stock rights under our 1995 stock option plan.

Under both of these plans, the exercise price of the incentive options to employees must be equal to at least 100% of the fair market value of the common stock, as of the date of grant. The exercise price of incentive options to officers, or affiliated persons, must be at least 110% of the fair market value as of the date of grant.

According to stock option agreements, Mr. Richard J. Grable, Mr. Allan L. Schwartz and Mrs. Linda B. Grable each have an option to purchase 2,500,000 shares of common stock or preferred stock. These options vest in equal installments over a five-year period at an exercise price of $.21 per share (110% of the fair market value of the shares on the date of grant). These stock option agreements terminate on August 30, 2003.

         Security Ownership of Certain Beneficial Owners and Management

The following table shows the beneficial ownership of our common stock as of December 1, 1999 regarding:

(i) each person that we know of who beneficially owns more than 5% of the outstanding shares of our common stock,
(ii)     each current director and executive officer, and
(iii)    all executive officers and directors as a group.

The actual number of shares of common stock held by Richard Grable and Linda Grable, without giving effect to options, are 11,494,540 and 3,572,300 shares, respectively. Both Richard Grable and Linda Grable specifically disclaim any beneficial interest in each other's shares.

Name and Address             Number of Shares Owned    % of Outstanding
of Beneficial Owner          Beneficially (1)(2)       Shares of Common Stock
-------------------          ----------------------    ----------------------

Richard J. Grable              16,983,506(3)                   21.4%
c/o 351 NW 18th Court
Plantation, FL 33313

Linda B. Grable                16,983,506(4)                   21.4
c/o 6351 NW 18th Court
Plantation, FL 33313

Allan L. Schwartz               4,380,893(5)                    5.5
c/o 6351 NW 18th Court
Plantation, FL 33313

All officers and directors     21,364,399 (6)                  26.9
as a group (3 persons)

(1) Except as indicated in the footnotes to this table, based on information provided by such persons, the persons named in the table above have sole voting power and investment power with respect to all shares of common stock shown beneficially owned by them.
(2) Percentage of ownership is based on 79,258,357 shares of common stock outstanding as of December 7, 1999 plus each person's options that are exercisable within 60 days. Shares of common stock subject to stock options that are exercisable within 60 days as of December 1, 1999 are deemed outstanding for computing the percentage of that person and the group.
(3) Includes 958,333 shares subject to options and 3,572,300 shares owned by the wife of Richard J. Grable, Linda B. Grable, of which he disclaims beneficial ownership.
(4) Includes 958,333 shares subject to options and 11,494,540 shares owned by the husband of Linda B. Grable, Richard J. Grable, of which she disclaims beneficial ownership.
(5) Includes 958,333 shares subject to options and 9,000 shares owned by the wife of Allan L. Schwartz, Carolyn Schwartz, of which he disclaims beneficial ownership.
(6) Includes 1,916,666 shares subject to options held by Linda and Richard Grable and 958,333 shares subject to options held by Allan Schwartz. Also includes 9,000 shares owned by the wife of Allan L. Schwartz, Carolyn Schwartz, of which he disclaims beneficial ownership.

Dividend Policy

To date, we have not declared or paid any dividends with respect to our capital stock, and the current policy of our board of directors is to retain any earnings to provide for our growth. Consequently, no cash dividends are expected to be paid on our common stock in the foreseeable future.

                 Certain Relationships and Related Transactions

Richard J. Grable and Linda B. Grable are husband and wife. They are each "control persons" as a result of their control of a majority voting power of our outstanding stock. Both parties disclaim, however, any beneficial interest or ownership in the shares owned by the other party.

In September and October 1998, Linda Grable, our president, personally guaranteed three promissory notes we issued to third parties. Ms. Grable received no compensation for these guarantees. As of the date of the registration statement, one of these three notes has been repaid.

In June 1998, we finalized an exclusive patent license agreement with Richard Grable, our chief executive officer. Mr. Grable is the owner of the patent, which encompasses the technology for the CTLM(TM). Our company and Mr. Grable had previously entered into an oral agreement for the exclusive license for the patent that was never memorialized in written form. The term of the license is for the life of the patent (17 years) and any renewals, subject to termination, under specific conditions. As consideration for this license, we issued to Mr. Grable 3,500,000 shares of common stock and were required to issue to him an additional 3,500,000 shares in June 1999. In addition, we have agreed to pay Mr. Grable a royalty based upon the net selling price (the dollar amount earned from our sale, both international and domestic, before taxes minus the cost of the goods sold and commissions or discounts paid) of all products and goods in which the patent is used, before taxes and after deducting the direct cost of the product and commissions or discounts paid. During the second year of the agreement there is a minimum cash royalty provision of $250,000 payable at the end of the second year which Mr. Grable has deferred until we commence sales and delivery of CTLM(TM) systems.

Since October 1998, we have accrued $109,243 in salaries payable to our executive officers and directors, Richard J. Grable, Allan Schwartz and Linda B. Grable, due to our lack of working capital. These salaries remain unpaid to date and will be paid as soon as we determine that the funds are available.

In January 1999 and February 1999, Richard Grable, sold an aggregate of 831,743 shares of our common stock owned by him in excess of 4 years, according to Rule 144 and lent the aggregate proceeds of approximately $347,775 directly to us. In January 1999, February 1999 and March 1999, Linda Grable, also sold an aggregate of 520,000 shares of our common stock owned by her in excess of 4 years, according to Rule 144 and lent the aggregate proceeds of approximately $166,618 directly to us and in December 1998, January 1999 and February 1999, Allan Schwartz, sold an aggregate of 820,000 shares owned by him in excess of 4 years, according to Rule 144 and lent the aggregate proceeds of approximately $359,707 directly to us. All of these loans were interest free and were evidenced by promissory notes. These promissory notes were due on January 30, 1999, February 28, 1999, March 31, 1999, and April 30, 1999, respectively. The net proceeds were recorded as a loan payable to each respective lender.

A meeting of our board of directors was held on May 12, 1999 to review and act upon the previously adopted schedule of repayment of the loans, interest and potential tax liability. Based on an opinion of the Grables' personal outside counsel and upon advice of a tax advisor, our board voted to rescind the previously adopted resolution. The new resolution authorized the repayment of the December, January, February, and March promissory notes in full by the issuance of shares equal to the number of shares sold. The restricted shares issued as repayment for the loans bear registration rights. Since the loans were repaid on a share for share basis with no other consideration, the Grables have been advised that there is no capital gain and therefore no tax liability. Messrs. Grable, Schwartz and Ms. Grable received 831,743, 820,000, and 520,000 shares of our restricted common stock, respectively, as payment in full for the loans made between December 1998 and March 1999.

In May 1999, Messrs. Grable and Schwartz each sold 110,000 shares, respectively, of our common stock owned by them in excess of 4 years, according to Rule 144 and lent the aggregate proceeds of approximately $91,759 directly to us. The loans were evidenced by interest free promissory notes, which were due, and payable on June 30, 1999. In June 1999, Messrs. Grable and Schwartz each sold 280,000 and 315,020 shares, respectively, of our common stock owned by them in excess of 4 years, according to Rule 144 and lent the aggregate proceeds of approximately $201,795 directly to us. The loans were evidenced by interest free promissory notes, which were due, and payable on July 31, 1999. In July 1999, Mr. Schwartz sold 500,000 shares of our common stock owned by him in excess of 4 years, according to Rule 144 and lent the aggregate proceeds of approximately $137,241 directly to us. The loan was evidenced by an interest free promissory note, which was due, and payable on August 31, 1999. All of these loans were interest free and were evidenced by promissory notes. The May, June and July promissory notes were due on June 30, 1999, July 31, 1999 and August 31, 1999, respectively. The net proceeds were recorded as a loan payable to each respective lender. Messrs. Grable and Schwartz received 390,000 and 925,500 shares of our restricted common stock, respectively, as payment in full for the loans made between May 1999 and July 1999.

                         Sale of Unregistered Securities

Private Placement of Preferred Stock

We have had to rely on the private placement of preferred and common stock to obtain working capital. In deciding to issue preferred stock pursuant to the private placements, we took into account the number of common shares authorized and outstanding, the market price of the common stock at the time of each preferred sale and the number of common shares the preferred stock would have been convertible into at the time of the sale. At the time of each private placement of preferred stock there were enough shares, based on the price of our common stock at the time of the sale of the preferred to satisfy the preferred conversion requirements. Although our board of directors tried to negotiate a floor on the conversion price of each series of preferred stock prior to sale, it was unable to do so. In order to obtain working capital we will continue to seek capital through debt or equity financing which may include the issuance of convertible preferred stock whose rights and preferences are superior to those of the common stock holders. We will endeavor to negotiate the best transaction possible taking into account the impact on our shareholders, dilution, loss of voting power and the possibility of a change-in-control. However, in order to satisfy our working capital needs, we may be forced to issue convertible securities and debentures with no limitations on conversion. In addition, the dividends on the preferred stock affect the net losses applicable to shareholders. There are also applicable adjustments as a result of the calculation of the deemed preferred stock dividends because we have entered into contracts providing for discounts on the preferred stock when it is converted. As a result of the dividends on cumulative preferred stock, the net loss per common shareholder has increased from $.07 per share for the fiscal year ending June 30, 1998 to $.02 per share for the fiscal year ending June 30, 1999. The cumulative total is $.21 per share.

In the event that we issue preferred stock without a limit on the number of shares that can be issued upon conversion and the price of our common stock decreases, the percentage of shares outstanding that will be held by preferred holders upon conversion will increase accordingly. The lower the market price the greater the number of shares to be issued to the preferred holders, upon conversion, thus increasing the potential profits to the holders when the price per share increases and the holders sell the common shares. In addition, the sale of a substantial amount of preferred stock to relatively few holders could cause a possible change-in-control. In the event of a voluntary or involuntary liquidation while the preferred stock is outstanding, the holders will be entitled to a preference in distribution of our property available for distribution equal to $10,000 per share. The following table summarizes certain information with regard to the Series B, D, E, G, H, and I preferred stock as of December 7, 1999.

  SERIES/# OF        COMMON      CONVERSION    #  OF  COMMON  SHARES  APPROX. PRICE OR    # OF COMMON  SHARES
  PREFERRED SHARES   STOCK       PRICE AT      CONVERTIBLE INTO AT    PRICE RANGE OF      ISSUED UPON
  UNCONVERTED        PRICE AT    TIME OF       TIME OF ISSUANCE (1)   COMMON STOCK        CONVERSIONS
                     TIME OF     ISSUANCE                             AT TIME OF
                     ISSUANCE                                         CONVERSIONS
   B/247             $4.70        $3.85         1,168,831            $.379 to $.06944      19,015,377
   G/3               $.34         $.255         1,490,196            $.1519 to $.10875     3,510,275(2)
   H/8               $.56         $.42          2,571,429            $.5025 to $.06        9,828,392
   I/138             $.38         $.285         4,842,105            N/A                   N/A

(1)  Approximate number estimated for the purpose of this table only.
(2) Of these 3,510,275 shares, we issued 2,161,201 shares with a restrictive legend as there was an insufficient number of shares available under this registration statement to issue all of the shares without a restrictive legend.

Series B Preferred Stock

In December 1996, we sold an aggregate of 450 shares of our Series B convertible preferred stock, for an aggregate of $4,500,000, to Weyburn Overseas Limited and Goodland International Investment Ltd. pursuant to Regulation D. At the time the placement was concluded, the average bid and ask price of our common stock was approximately $4.70 per share. Net proceeds to us of $4,500,000 were used for working capital and the continuous research, development and testing of our CTLM(TM). No fees were paid in connection with this offering.

We filed a registration statement on Form S-1 registering the shares underlying the Series B preferred. The shares were never converted and the registration statement is no longer current. On September 4, 1998, we received a notice of conversion from Weyburn and Goodland requesting the issuance of 4,559,846 and 10,639,642 shares of common stock, respectively. The conversion rate was 82% of the average market price over a five-day period prior to conversion or approximately $.35014 per share. At the time the shares of Series B preferred stock were issued, the conversion rate would have been $3.85 per share and these preferred shares would have been convertible into 1,168,831 shares. The increase in the number of common shares to be issued upon conversion was due to the decline in the market price of our common stock. We have the option to pay the accrued dividends in common stock.

On October 7, 1998 a lawsuit was filed against us in the United States District Court, Southern District of New York, by the Series B preferred holders (Case No. 98 Civ. 086). On April 6, 1999, the Series B preferred stock was sold by the Series B preferred holders to Charlton Avenue, LLC, an unaffiliated third party with no prior relationship to us or the Series B preferred holders. On April 6, 1999, we also entered into a subscription agreement with Charlton whereby we agreed to issue to Charlton 138 shares of our Series I, 7% convertible preferred stock as discussed below.

As of December 7, 1999, we had a balance of 247 shares of Series B preferred which have not yet been converted.

As of the date of this registration statement, the following number of shares of Series B preferred has been converted into common shares:

         Series B
      preferred shares        Common shares
        converted             converted into      Conversion Price
            60                  1,931,123              $.379
            10                    620,155              $.16125
             7                    547,409              $.127875
            17                  1,552,964              $.1131
            18                  2,107,358              $.088724
            12.5                1,509,992              $.0861
            12.5                1,706,453              $.076342
            15                  2,181,518              $.071832
            16                  2,408,876              $.06944
            15                  2,258,322              $.06944
            20                  2,191,207              $.09544


Series C Preferred Stock

On October 6, 1997, we finalized the private placement to Austost Anstalt Schaan, UFH Endowment, Inc., Chris Baum, Avalon Capital Limited, Dominion Capital, Ltd. and The Cuttyhunk Fund Limited, an aggregate of 210 shares of our Series C convertible preferred stock at a purchase price of $10,000 per share and warrants to purchase up to 105,000 shares of our common stock at an exercise price of $1.63 per share and to purchase up to 50,000 warrants at an exercise price of $1.56 per share. The offering was conducted according to Regulation S under the Securities Act of 1933, as amended. At the time the placement was concluded, the average bid and ask price of our common stock was approximately $1.63 per share.

These preferred shares were convertible, at any time, commencing 45 days from the date of issuance and for a period of 3 years thereafter, without additional consideration. According to the subscription agreement, each Series C preferred holder, or any subsequent holder of the preferred stock, was prohibited from converting any portion of the preferred stock which would result in the holder being deemed the beneficial owner, in accordance with the provisions of Rule 13d-3 of the Securities Act of 1934, as amended, of 4.99% or more of the then issued and outstanding common stock. Due to this contractual ownership limitation, the shares of Series C preferred stock were converted, in increments that, together with all shares of our common stock held by the holder, would not exceed 4.99% of our outstanding common stock. The number of fully paid and non-assessable shares of our common stock, no par value, issued upon conversion was determined by dividing (i) the sum of $10,000 by (ii) the conversion price in effect at the time of conversion. The conversion price was equal to 75% of the average closing price of our common stock for the five-day trading period ending on the day prior to the date of conversion; provided, however, in no event was the conversion price to be greater than $1.222 per share.

According to the Regulation S sale documents, we were also required to escrow an aggregate of 3,435,583 shares of our common stock. The shares underlying the preferred stock and warrants were entitled to demand registration rights in the event that Regulation S was amended prior to the conversion of the preferred stock. This right expired upon conversion.

In connection with this sale, we paid Settondown Capital International, Ltd., an unaffiliated investment banker an aggregate of $220,500 for placement and legal fees. Net proceeds to us of $1,879,500 were used for working capital and the continuous research, development and testing of the CTLM(TM).

The Series C preferred stock was subsequently converted, in increments of less than 4.99% of our outstanding shares, into an aggregate of 2,646,527 common shares.

Series D Preferred Stock

On January 9, 1998, we finalized the private placement to Avalon Capital Ltd. of 50 shares of our Series D convertible preferred stock, at a purchase price of $10,000 per share and warrants to purchase up to 25,000 shares of our common stock at an exercise price of $1.22 per share. The offering was conducted according to Regulation S under the Securities Act of 1933, as amended. At the time the placement was concluded, the average bid and ask price of our common stock was approximately $1.22 per share.

These preferred shares were convertible, at any time, commencing 45 days from the date of issuance and for a period of three years thereafter, without additional consideration. According to the subscription agreement, each Series D preferred holder, or any subsequent holder of the preferred stock, was prohibited from converting any portion of the preferred stock which would result in the holder being deemed the beneficial owner, in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, of 4.99% or more of the then issued and outstanding common stock. Due to this contractual ownership limitation, the shares of Series D preferred stock were converted in increments that, together with all shares of our common stock held by the holder, would not exceed 4.99% of our outstanding common stock. The number of fully paid and non-assessable shares of our common stock, no par value, issued upon conversion was determined by dividing (i) the sum of $10,000 by (ii) the conversion price in effect at the time of conversion. The conversion price was equal to 75% of the average closing price of our common stock for the five-day trading period ending on the day prior to the date of conversion. The shares underlying the preferred stock and warrants were entitled to demand registration rights in the event that Regulation S was amended prior to the conversion of the preferred stock. This right expired upon conversion.

In connection with the Regulation S sale, we issued 4 shares of Series D preferred stock to Settondown Capital International, Ltd., an unaffiliated investment banker for placement fees and paid legal fees of $5,000. Net proceeds to us of $495,000 were used for working capital and the continuous research, development and testing of the CTLM(TM). The Series D convertible preferred stock was subsequently converted, in increments of less than 4.99% of our outstanding shares, into an aggregate of 1,717,134 common shares.

Series E Preferred Stock

On February 5, 1998, we finalized the private placement to Austost Anstalt Schaan and Balmore Funds S.A. of 50 shares of our Series E convertible preferred stock, at a purchase price of $10,000 per share and warrants to purchase up to 25,000 shares of our common stock at an exercise price of $1.093 per share. The offering was conducted according to Regulation S under the Securities Act of 1933, as amended. At the time the placement was concluded, the average bid and ask price of our common stock was approximately $1.093 per share.

These preferred shares were convertible, at any time, commencing 45 days from the date of issuance and for a period of three years thereafter without additional consideration. According to the subscription agreement, each Series E preferred holder, or any subsequent holder of the preferred stock, was prohibited from converting any portion of the preferred stock which would result in the holder being deemed the beneficial owner, in accordance with the provisions of Rule 13d-3 of the Securities Act of 1934, as amended, of 4.99% or more of the then issued and outstanding common stock. Due to this contractual ownership limitation, the shares of Series E preferred stock were converted, in increments that, together with all shares of our common stock held by the holder, would not exceed 4.99%. The number of fully paid and non-assessable shares of our common stock, no par value, issued upon conversion was determined by dividing (i) the sum of $10,000 by (ii) the conversion price in effect at the time of conversion. The conversion price is equal to 75% of the average closing price of our common stock for the five-day trading period ending on the day prior to the date of conversion.

The shares underlying the preferred stock and warrants were entitled to demand registration rights in the event that Regulation S was amended prior to the conversion of the preferred stock. This right expired upon conversion.

In connection with the Regulation S sale, we issued 4 shares of Series E preferred stock to Settondown Capital International, Ltd., an unaffiliated investment banker for placement fees and paid legal fees of $5,000. Net proceeds to us of $495,000 were used for working capital and the continuous research, development and testing of the CTLM(TM).

The Series E preferred stock was subsequently converted, in increments of less than 4.99% of our outstanding shares, into an aggregate of 1,282,826 common shares.

Series F Preferred Stock

On February 20, 1998, we finalized a private placement to Dominion Capital Fund, LTD and Canadian Advantage, LTD of 75 shares of our Series F convertible preferred stock at a purchase price of $10,000 per share. The offering was conducted according to Regulation S under the Securities Act of 1933, as amended. At the time the placement was concluded, the average bid and ask price of our common stock was approximately $1.31 per share.

The preferred shares pay a dividend of 6% per annum, payable in common stock at the time of each conversion and were convertible, at any time, commencing May 15, 1998 and for a period of two years thereafter without additional consideration. According to the subscription agreement, each Series F preferred holder, or any subsequent holder of the preferred stock, was prohibited from converting any portion of the preferred stock which would result in the holder being deemed the beneficial owner, in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, of 4.99% or more of the then issued and outstanding common stock. Due to this contractual ownership limitation, the shares of Series F preferred stock were converted, in increments that, together with all shares of our common stock held by the holder, would not exceed 4.99% of our outstanding common stock. The number of fully paid and non-assessable shares of our common stock, issued upon conversion was determined by dividing (i) the sum of $10,000 plus any earned dividends by (ii) the conversion price in effect at the time of conversion. The conversion price is equal to 70% of the average closing price of our common stock for the five-day trading period ending on the day prior to the date of conversion. The shares underlying the preferred stock are entitled to demand registration rights in the event that Regulation S was amended prior the conversion of the preferred stock. According to these demand rights the 1,971,375 shares of common stock issued upon the conversion of the Series F preferred are being registered on behalf of the holders according to a registration statement on Form S-2.

In connection with the Regulation S sale, we paid, Rolcan Finance, Ltd. an aggregate of $50,000 for placement and legal fees. Net proceeds to us of $700,000 were used for working capital and the continuous research, development and testing of the CTLM(TM).

Series G Preferred Stock

On March 17, 1999, we finalized a private placement to Amro International, S.A., Nesher Inc., Hewlett Fund, and Guaranty & Finance Ltd., of 35 shares of our Series G convertible preferred stock at a purchase price of $10,000 per share and two year warrants to purchase 65,625 shares of our common stock at an exercise price of $.50 per share. The offering was conducted according to Regulation D under the Securities Act of 1933, as amended. At the time the placement was concluded, the average bid and ask price of our common stock was approximately $.34 per share. In connection with the Regulation D Sale, we paid Settondown Capital International, Ltd., and Libra Finance S.A., unaffiliated investment bankers an aggregate of 3 shares of the Series G convertible preferred stock for placement and legal fees. Net proceeds of $350,000 were used for working capital and the continuous research, development and testing of the CTLM(TM).

The Series G convertible preferred stock has no dividend provisions. The number of fully paid and non-assessable shares of common stock to be issued upon conversion will be determined by dividing (i) the sum of $10,000 by (ii) the conversion price in effect at the time of conversion. The conversion price is equal to the lesser of (i) 75% discount to the two lowest bids in a ten-day period immediately preceding the conversion date or (ii) $.54. There is no floor on the conversion price and no time limits on conversion. The shares can be converted at any time without additional consideration. According to the subscription agreement, and Series G designation, each Series G preferred holder, or any subsequent holder of the preferred stock, is prohibited from converting any portion of this preferred stock which would result in the holder being deemed the beneficial owner, in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, of 4.99% or more of the then issued and outstanding common stock. Due to this ownership limitation, the shares of Series G preferred stock can only be converted in increments that, together with all shares of our common stock held by the holder, would not exceed 4.99%. According to the terms of the registration rights agreement we were required to register 100% of the number of shares that would be required to be issued if the preferred stock were converted on the day before the filing of the registration statement. In the event that the registration statement was not filed within 14 days from the closing or that it was not declared effective within 60 days, we are required to pay the Series G preferred holders, as liquidated damages, for failure to have the registration statement declared effective, not as a penalty, 3% of the principal amount of the securities sold for each 30-day period thereafter until we procure registration of the securities. In the event that the registration statement is not declared effective within 120 days, the Series G preferred holders have the right to force us to redeem the Series G preferred at a redemption price of 120% of the face value of the preferred. According to the registration rights agreement, 100% of that number of shares that would be required to be issued if the Series G preferred were converted on the day before the filing of the registration statement, 1,634,409, are being registered on behalf of the holders.

In the event that the price of our common stock decreases, the percentage of shares that will be held by the Series G preferred holders upon conversion will increase since the conversion price of the Series G preferred is based on 75% of the average price, without a limit on the number of shares that can be issued upon conversion.

In the event of a voluntary or involuntary liquidation while the Series G preferred is outstanding, the holders are entitled to a preference in distribution of our property available for distribution equal to $10,000 per share.

As of the date of this registration statement, 35 shares of Series G preferred have been converted into 3,510,275 shares of common stock at a conversion price range of $.10875 to $.1519 per share.

Series H Preferred Stock

On June 2, 1998, we finalized a private placement to Austost Anstalt Schaan and Balmore Funds S.A. of 100 shares of our Series H convertible preferred stock at a purchase price of $10,000 per share and 75,000 A warrants and 50,000 B warrants. The A and B warrants are exercisable at $1.00 and $1.50 per share, respectively. The offering was conducted according to Regulation D under the Securities Act of 1933, as amended. At the time the placement was concluded, the average bid and ask price of our common stock was approximately $.56 per share. In connection with the Regulation D sale, we paid Settondown Capital
International, Ltd., an unaffiliated investment banker an aggregate of $10,000 and 8 shares of the Series H preferred stock for placement and legal fees. Net proceeds of $990,000 were used for working capital and the continuous research, development and testing of the CTLM(TM).

The number of fully paid and non-assessable shares of common stock to be issued upon conversion will be determined by dividing the (i) the sum of $10,000 by
(ii) the conversion price in effect at the time of conversion. The conversion price is equal to the lesser of $.53 and 75% of the lowest closing bid price of our common stock for the ten-day trading period ending on the day prior to the date of conversion. There is no floor on the conversion price and no time limits on conversion. The shares can be converted at any time without additional consideration. According to the subscription agreement, each Series H preferred holder, or any subsequent holder of the preferred stock, is prohibited from converting any portion of the preferred stock which would result in the holder being deemed the beneficial owner, in accordance with the provisions of Rule 13d-3 of the Securities Act of 1934, as amended, of 4.99% or more of the then issued and outstanding common stock. Due to this contractual ownership limitation, the shares of Series H preferred stock can only be converted in increments that, together with all shares of our common stock held by the holder, would not exceed 4.99%. According to the terms of the registration rights agreement, as amended, we have registered herein 100% of that number of shares that would be required to be issued if the preferred stock were converted on the day before the filing of the registration statement, 2,924,731 shares. We are in technical default of the registration rights agreement, which required the registration statement to be declared effective by October 2, 1998. According to the registration rights agreement, we are required to pay the Series H preferred holders in cash or in stock, as liquidated damages for failure to have the registration statement declared effective, not as a penalty, 2% of the principal amount of the securities sold for first 30-day period, and 3% of the principal amount of the securities for each 30-day period thereafter until we procure registration of the securities. According to the registration rights agreement, liquidated damages of $169,000 have accrued as of March 31, 1999. We are presently unable to comply with the liquidated damage provision payment and no assurances can be given that we will be able to do so in the future. On March 25, 1999, we issued 424,242 shares of restricted common stock with registration rights to the Series H preferred shareholders in lieu of cash for liquidated damages through March 2, 1999. The value of these shares was $140,000, leaving a balance of $29,000 due for liquidated damages through March 31, 1999. We have the option of paying the accrued dividends and liquidated damages in common stock.

In the event that the price of our common stock decreases, the percentage of shares that will be held by the Series H preferred holders upon conversion will increase since the conversion price of the Series H preferred is based on 75% of the average price, without a limit on the number of shares that can be issued upon conversion.

In the event of a voluntarily or involuntarily liquidation while the Series H preferred is outstanding, the holders are entitled to a preference in distribution of our property available for distribution equal to $10,000 per share.

As of the date of the registration statement, the following number of shares of Series H preferred stock have been converted into common shares:

As of December 7, 1999, we had a balance of 8 shares of Series H preferred which have not yet been converted.

         Series H
         preferred shares      Common shares
         converted             converted into          Conversion price
            5                       99,502                  $.5025
           35                    1,666,666                  $.21
            5                      333,333                  $.15
            5                      333,333                  $.15
            5                      459,770                  $.10875
            4                      367,816                  $.10875
            5                      564,972                  $.0885
            7.5                  1,250,000                  $.06
            7.5                  1,250,000                  $.06
           12.5                  2,086,333                  $.06
            8.5                  1,416,667                  $.06

Series I Preferred

On April 6, 1999, we also entered into a subscription agreement with Charlton where we agreed to issue Charlton 138 shares of our Series I, 7% convertible preferred stock. Our board of directors established the value of the Series I preferred at $10,000 per share. Consideration for the subscription was paid as follows:

         (i) payments of all of the accumulated dividends (approximately $725,795) in connection with the Series B preferred stock;
         (ii) settlement and dismissal, with prejudice, of all litigation concerning the Series B preferred stock and the exchange of mutual releases;
         (iii) cancellation of 112,500 warrants that were issued with the Series B preferred stock; and
         (iv) amendment of the Series B designation to impose a limitation on the owner(s) of the Series B preferred stock to ownership of not more than 4.99% of our outstanding common stock at any one time.

The Series I preferred pay a 7% premium, to be paid in cash or freely trading common stock in our sole discretion, at the time of each conversion. The number of fully paid and non-assessable shares of common stock to be issued upon conversion will be determined by dividing (i) the sum of $10,000 by (ii) the conversion price in effect at the time of conversion. The conversion price is equal to 75% of the average closing price of our common stock for the five-day trading period ending on the day prior to the date of the conversion. The shares can be converted at any time without additional consideration. According to the Series I designation and the subscription agreement, each Series I preferred holder, or any subsequent holder of the preferred stock, is prohibited from converting any portion of the preferred stock which would result in the holder being deemed the beneficial owner, in accordance with the provisions of Rule 13d-3 of the Securities Act of 1934, as amended, of 4.99% or more of the then issued and outstanding common stock. Due to this contractual ownership limitation, the shares of Series I preferred stock can only be converted in increments that, together with all shares of our common stock held by the holder, would not exceed 4.99%.

According to the registration rights agreement, 100% of that number of shares that would be required to be issued if the I preferred stock were converted on the day before the filing of the registration statement, 5,935,484, are being registered on behalf of the holders.

In the event that the price of our common stock decreases, the percentage of shares that will be held by the Series I preferred holders upon conversion will increase since the conversion price of the Series I preferred is based on 75% of the average price, without a limit on the number of shares that can be issued upon conversion.

In the event of a voluntarily or involuntarily liquidation while the Series I preferred is outstanding, the holders are entitled to a preference in distribution of our property available for distribution equal to $10,000 per share.

The offering was conducted according to Regulation D under the Securities Act of 1933, as amended. At the time the placement was concluded, the average bid and ask price of our common stock was approximately $.39 per share.

As of the date of the registration statement, no shares of the Series I preferred stock have been converted.

Convertible Debentures - Charlton

We also entered into a subscription agreement with Charlton, where Charlton purchased a convertible debenture for $1,100,000. In addition, we may draw down a second tranche in the amount of $825,000 anytime 30 days after the effective date of the registration statement as long as we maintain an average closing bid price of $.45 for the 10 trading days immediately prior to the date we request the second tranche funding. We may draw down a third tranche in the amount of $825,000 anytime 60 days after the effective date of the registration statement as long as we maintain an average closing bid price of $.45 for the 10 trading days immediately prior to the date we request the third tranche funding. When concluded, assuming all the conditions set forth above are met, the proceeds from the debenture offering will be $2,750,000.

The debentures pay a 7% premium, to be paid at our sole discretion, in cash or freely trading common stock at the time of each conversion and is secured by a mortgage on our corporate office building. The debentures are subject to automatic conversion at the end of 2 years from the date of issuance. The mortgage will be released after the registration statement covering the common stock underlying the debentures has been declared effective and upon the earlier of (a) the day we qualify for listing on AMEX or NASDAQ, as long as said listing requirements are not being met through a reverse split of our common stock, and
(b) 180 days from the date we receive the third tranche funding, as described above.

According to the registration rights agreement, 100% of that number of shares that would be required to be issued if the debenture were converted on the day before the filing of the registration statement, 4,731,183 shares, are being registered on behalf of the holders.

The number of fully paid and non-assessable shares of common stock, no par value, to be issued upon conversion will be determined by dividing (i) the sum of $10,000 by (ii) the conversion price in effect at the time of conversion. The conversion price is equal to 75% of the average closing price of our common stock for the five-day trading period ending on the day prior to the date of the conversion. The debentures can be converted at any time without additional consideration. According to the subscription agreement, the debenture holder, or any subsequent holder of the debenture, is prohibited from converting any portion of a debenture which would result in the holder being deemed the beneficial owner, in accordance with the provisions of Rule 13d-3 of the Securities Act of 1934, as amended, of 4.99% or more of the then issued and outstanding of our common stock. Due to this contractual ownership limitation, the debentures can only be converted in increments that, together with all shares of our common stock held by the holder, would not exceed 4.99%. Since the conversion price of the Charlton convertible debenture is based on 75% of the average price, without a limit on the number of shares that can be issued upon conversion, in the event that the price of our common stock decreases, the percentage of shares outstanding that will be held by the debenture holder upon conversion will increase accordingly.

In the event of a voluntary or involuntary liquidation while any of the debentures are outstanding the holders are entitled to a preference in distribution of our property available for distribution equal to the debentures then outstanding principal and interest and will be able to foreclose against the mortgage.

The offering was conducted according to Regulation D under the Securities Act of 1933, as amended. At the time the placement was concluded, the average bid and ask price of our common stock was approximately $.39 per share.

The proceeds from the sale of the Charlton convertible debenture ($1,100,000) and any subsequent tranches of $1,501,500 totaling $2,601,500 will be used for clinical trials expenses and working capital. As of the date of the registration statement, no portion of the convertible debentures have been converted.

Convertible Debenture - Spinneret

We entered into a subscription agreement with Spinneret, LTD., where Spinneret purchased a convertible debenture for $51,000. The sum of $1,000 was paid upon issuance of the debenture for legal fees. The sum of $50,000 was advanced as a loan on July 12, 1999, and the debenture was issued in the principal amount of $51,000 on August 11, 1999. The debenture is due on August 11, 2001.

The debenture pays a 7% premium, to be paid at our sole discretion, in cash or freely trading common stock at the time of each conversion or at the date of maturity. The debenture is subject to automatic conversion on August 11, 2001.

The number of fully paid and non-assessable shares of common stock, no par value, to be issued upon conversion will be determined by dividing (i) the sum of $10,000 by (ii) the conversion price in effect at the time of conversion. The conversion price is equal to 75% of the average closing price of our common stock for the five-day trading period ending on the day prior to the date of the conversion. The debenture can be converted at any time without additional consideration. According to the subscription agreement, the debenture holder, or any subsequent holder of the debenture, is prohibited from converting any portion of the debenture which would result in the holder being deemed the beneficial owner, in accordance with the provisions of Rule 13d-3 of the Securities Act of 1934, as amended, of 4.99% or more of the then issued and outstanding shares of our common stock. Due to this contractual ownership limitation, the debentures can only be converted in increments that, together with all shares of our common stock held by the holder, would not exceed 4.99%. Since the conversion price of the Spinneret convertible debenture is based on 75% of the average price, without a limit on the number of shares that can be issued upon conversion, in the event that the price of our common stock decreases, the percentage of shares outstanding that will be held by the debenture holder upon conversion will increase accordingly.

The offering was conducted according to Regulation D under the Securities Act of 1933, as amended. At the time the placement was concluded, the average bid and ask price of our common stock was approximately $.0875 per share.

The proceeds from the sale of the debenture will be used for working capital. As of the date of this report no portion of the convertible debenture has been converted.

Private Placement of Common Stock

In August 1998, we sold 200,000 shares of restricted common stock to Frank Giambrone, an unaffiliated third party, pursuant to Regulation D for an aggregate purchase price of $60,000. No placement fee was paid in connection with this offering. Net proceeds of $59,990 were used to pay the salaries of our non-executive employees. At the time the placement was concluded, the average bid and ask price of our common stock was approximately $.28 per share. These shares are being registered pursuant to the registration statement.

In September 1998, we sold one unit, consisting of a $250,000 promissory note and 200,000 shares of common stock, to Settondown Capital International, Ltd., an unaffiliated third party, pursuant to Regulation D, for an aggregate purchase price of $250,000. These shares are included in the registration statement. At the time the sale occurred, the average bid and ask price of our common stock was $.595. The note bears interest at the rate of 12% per annum. The note is personally guaranteed by Linda B. Grable, our president. The repayment of the note, which was originally due on October 2, 1998 was extended and is now due on December 31, 1999. We have not received a notice of default in connection with this note. In connection with this sale, we paid the sum of $23,000 to Manchester Asset Management, Ltd., an unaffiliated third party, as a placement fee. Net proceeds of $227,000 were used as follows: (i) salaries, $21,849 to executive officers and $62,447 to employees; (ii) machinery and equipment, $5,959; (iii) operating expenses, $55,240 for inventory parts and assemblies, employee health insurance, workers compensation and property insurance; and (iv) working capital, $82,000. According to the terms of the note the principal and interest is payable in cash, however, we may try to negotiate repayment in common stock. We intend to repay the note either from the debenture or other equity and/or debt financing or by the issuance of additional securities.

In October 1998, we sold one unit, consisting of a $100,000 promissory note and 80,000 shares of common stock, to Avalon Capital, Inc., an unaffiliated third party, according to Regulation D, for an aggregate purchase price of $100,000. These shares are included in the registration statement. No placement fee was paid in connection with this offering, however, we did issue 5,000 shares of common stock to Goldstein, Goldstein and Reis LLC, an unaffiliated third party, as payment for the attorney's fees incurred by the purchaser pursuant to the sale. At the time the placement was concluded, the average bid and ask price of our common stock was approximately $.50 per share. The note bears interest at the rate of 12% per annum. The note, which was originally due November 2, 1998, was extended and is now due on December 31, 1999. We have not received a notice of default in connection with the note. The note is personally guaranteed by Linda B. Grable, our president. Net proceeds of $100,000 were used as follows:
(i) salaries, $21,849-executive officers and $62,448-employees; and (ii) working capital, $15,703. According to the terms of the note, the principal and interest is payable in cash, however, we may try to negotiate repayment in common stock. We intend to repay the note either from the debenture or other equity and/or debt financing or by the issuance of additional securities.

In October 1998, we sold one unit, consisting of a $250,000 promissory note and 210,000 shares of common stock, to GCA Strategic Investment Fund Ltd., an unaffiliated third party, pursuant to Regulation D, for an aggregate purchase price of $210,000. These shares are included in the registration statement. At the time the placement was concluded, the average bid and ask price of our common stock was approximately $.43 per share. The note bore interest at the rate of 12% per annum and was personally guaranteed by Linda B. Grable, our president. In connection with the sale, we paid the sum of $23,000 to LKB Financial LLC, an unaffiliated third party, as a placement fee. Net proceeds of $210,000 were used as follows: (i) salaries, $21,849-executive officers and $62,448-employees; and (ii) working capital, $125,703. The note, and all accrued interest, was paid in January 1999. Our officers provided the payment for this loan through the sale of a portion of their shares of our common stock.

In November 1998, we issued 286,000 shares of common stock as partial consideration for a $115,000 aggregated loan to us by Deborah O'Brien, an employee. At the time the loan was concluded, the average bid and ask price of our common stock was approximately $.625 per share. We were obligated to repay the lender the sum of $50,000. In January 1999, we issued a note evidencing this indebtedness. The note bears interest at the rate of 7% per annum and is due and payable upon demand. Net proceeds of $115,000 were used as follows: (i) salaries, $21,849-executive officers and $62,447-employees; (ii) operating expenses, $16,345-inventory parts and assemblies, employee health insurance, workers compensation and property insurance; and (iv) working capital, $14,359. On April 8, 1999, we paid the balance due on the loan of $47,396 to the lender. These shares are included in the registration statement.

As of the date of this registration statement, we have entered into loans with Balmore Funds S.A. for the aggregate sum of $100,000 and signed promissory notes with an interest rate of 15% per annum. These notes were guaranteed by Richard
J. Grable and by Linda B. Grable. We also entered into loans with Austost Anstalt Schaan for the aggregate sum of $50,000 and signed promissory notes with an interest rate of 15% per annum. These notes were also guaranteed by Richard
J. Grable and by Linda B. Grable.

                           Price Range On Common Stock

Our common stock is traded on the NASDAQ OTC Bulletin Board under the symbol IMDS. There has been trading in our common stock since September 20, 1994. The following table sets forth, for each of the fiscal periods indicated, the high/low and low/low bid prices for the common stock, as reported on the OTC Bulletin Board. These per share quotations reflect inter-dealer prices in the over-the-counter market without real mark-up, markdown or commissions and may not necessarily represent actual transactions.

     Quarter Ending          High/Low Bid       Low/Low Bid

     Fiscal Year 1996

     September 1995              $1.69              $0.56
     December 1995               $4.31              $0.56
     March 1996                  $8.00              $2.56
     June 1996                   $7.38              $2.50

     Fiscal Year 1997

     September 1996              $3.93              $2.25
     March 1997                  $4.00              $2.50
     December 1996               $4.50              $1.44
     June 1997                   $3.06              $2.44

     Fiscal Year 1998

     September 1997              $2.69              $1.44
     December 1997               $1.56              $0.60
     March 1998                  $1.23              $0.61
     June 1998                   $1.39              $0.40

     Fiscal Year 1999

     September 1998              $0.56              $0.21
     December 1998               $1.00              $0.35
     March 1999                  $0.59              $0.34
     June 1999                   $0.47              $0.28

     Fiscal Year 2000

     September 1999              $0.33              $0.11

On December 7, 1999, the closing trade price of the common stock as reported on the OTC Bulletin Board was $.31 per share. As of such date, there were approximately 745 holders of record of our common stock.

                                 Dividend Policy

To date, we have not declared or paid any dividends with respect to our capital stock, and the current policy of our board of directors is to retain any earnings to provide for our growth. Consequently, no cash dividends are expected to be paid on our common stock in the foreseeable future.

                            Selling Security Holders

The selling security holders consist of common stock holders, the Series B, G, H and I preferred holders and the holder of the convertible debentures. The registration statement is a part of the prospectus being filed. The shares offered in this prospectus are based on the various registration rights in the subscription agreement and registration rights agreements between the selling security holders and us. We are unable to determine the exact number of shares that will actually be sold according to this prospectus due to:

o the ability of the selling security holders to determine when and whether they will sell any shares under this prospectus; and
o the uncertainty as to how many of the warrants will be exercised and how many shares of common stock will be issued upon conversion of the convertible debenture and the Series B, G, H and I preferred stock.

The number of fully paid and non-assessable shares of common stock, no par value, to be issued upon conversion of the convertible debenture and the Series B, G, H and I preferred stock will be determined by dividing (i) the sum of $10,000 by (ii) the conversion price in effect at the time of conversion. The conversion prices are as follows:

     (i)   Series B, 82% of the five-day average closing price;
     (ii) Series G, the lesser of $.54 and 75% of the lowest 2 bids in a ten-day period;
     (iii) Series H, the lesser of $.53 and 75% of the lowest closing bid in a ten-day period;
     (iv)  Series I, 75% of the five-day average closing price; and
     (v)   the debenture, 75% of the five-day average closing price.

Since the conversion price of each of the preferred shares is based on the market price of our common stock prior to the date of conversion, the number of shares subject to registration rights will increase if the market price of our common stock decreases, and also will decrease if the market price increases. See "Sale of Unregistered Securities-Financing/Equity Line of Credit.

The following table identifies each selling security holder based upon information provided to us as of July 27, 1999, with respect to the shares beneficially held by or acquirable by, each selling security holder, and the shares of common stock beneficially owned by the selling security holders which are not covered by this prospectus. No selling security holder or its affiliates, except for Deborah O'Brien have held any position, office, or other material relationship with us. Ms. O'Brien is one of our employees and the niece of Linda Grable. Ms. O'Brien's shares were issued as partial compensation for a $115,000 loan to us.



                            Selling Security Holders' Table


NAME OF INVESTOR              COMMON SHARES   PREFERRED       COMMON SHARES    COMMON SHARES UNDERLYING   TOTAL NUMBER
                              SHARES OWNED    SHARES          UNDERLYING       WARRANTS                   OF SHARES TO
                              PRIOR TO        OWNED           PREFERRED                                   BE REGISTERED (2)
                              OFFERING                        /DEBENTURE (1)
Balmore Funds SA
C/O Trident Trust Company       422,601        H-30             1,340,303         50,000                   1,600,783
(BVI) Limited
Trident Chambers
Road Town
Tortola British Virgin
Islands (3)
Austost Anstalt Schaan
Ladstrasse 163                  422,601        H-30             1,340,303         50,000                   1,600,783
9494 Furstentums
Vaduz, Liechtenstein (4)
Amro International, S.A.
c/o Ultra Finanz                    0          G-15               711,238         28,125                     739,363
Grossmunsterplatz 6
Zurich CH 8022,
Switzerland (5)
Nesher Inc.
Ragnalt Houise                      0          G-8                379,327         15,000                     394,327
18 Pell Road
Douglas, Isle of Man
IM14U2, United Kingdom (6)
Hewlett Fund
20 Adele Road                       0          G-5                237,079          9,375                     246,454
Brooklyn, New York (7)
Guaranty & Finance Ltd.
Vallarino PH                        0          G-7                331,911         13,125                     345,036
Calle 52, Panama (8)
Libra Finance SA
Trident Chambers                    0          G-2                 94,832            0                        94,832
PO Box 146, Road Town
Tortola, British Virgin
Islands (9)
Dominion Capital Fund C/o
Thomas Kernaghan & Co. Ltd.     1,334,996       0                     0              0                     1,334,996
365 Bay Street
Toronto, Ontario (10)
Canadian Advantage Ltd.
Partnership                       636,379       0                     0              0                       636,379
C/o Thomas Kernaghan & Co.
Ltd.
365 Bay Street
Toronto, Ontario (11)
Scott Hugh Goldstein
C/o 65 Boradwat 10th Floor         25,000       0                     0              0                        25,000
New York, NY 10006
Sheldon E. Goldstein
C/o 65 Boradwat 10th Floor         25,000       0                     0              0                        25,000
New York, NY 10006
Deborah O'Brien
C/o 6531 NW 18th Court            287,800       0                     0              0                       286,000
Plantation, FL 33313
GCA Strategic Investment
Fund Ltd (12)                     210,000       0                     0              0                       210,000
106 Colony Park Drive
Suite 900
Cumming, GA 30040
Avalon Capital, Inc.
487 Sherwood Drive                 80,000       0                     0              0                        80,000
Salusaliton, CA 94965 (13)
Frank Giambroni
118 Park Ave.                     200,000       0                     0              0                       200,000
Bay Head, NJ 08742
Charlton Avenue, LLC
c/o Citco Trustees (Cayman)     1,931,123    Series B-390        16,016,427          0                    28,636,284
Limited                                      Series I-138         5,947,763          0
P.O. Box 31106 SMB                           Debenture            4,740,971
Grand Cayman
Cayman Island, British West
Indies (14)
Settondown Capital
International, Ltd                200,000      H-8                  357,414        25,000                    629,830
Charlotte House, Charlotte                     G-1                   47,416
Street
P.O. Box N 9204
Nassau, Bahamas (15)


  (1) Based on the number of shares that would be required to be issued if the preferred stock and debenture were converted as follows: Series B at $.2435, Series G at $.2109, Series H at $.22383, Series I at $.23202 and the debenture at $.23202 per share.
  (2) Where applicable, the amount being registered is 100% of the number of common shares that would be required to be issued if the preferred stock or debenture was converted on the day before the filing of the registration statement plus common stock and the shares underling the warrants.
  (3) Of the 422,601 common shares, only 210,480 are being registered. Francois Morax and Matityahu Kaniel are the directors of and have voting control over Balmore Funds S.A.
  (4) Of the 422,601 shares, only 210,480 are being registered. Thomas Hackl and Peter Nakowitz are the directors of and have voting control over Austost Anstalt Schaan.
  (5) H.U. Bachofen is the director of and has voting control over AMRO International, S.A.
  (6) David Grin and John Clark are the directors of and have voting control over Nesher, Inc.
  (7) Jennifer Spinner is the director of and has voting control over Hewlett Fund.
  (8) Dr. Durling is the director of and has voting control over Guaranty & Finance Ltd.
  (9) Seymour Braun is the director of and has voting control over Libra Finance SA.
 (10)  Livingston Asset Management Ltd. has voting control over Dominion
       Capital Fund.  David Sims has voting control over Livingstone.
 (11) VHM Management Ltd. holds the voting shares of Canadian Advantage Ltd. Ian McKinnon and Mark Valentine have voting control over VMH.
 (12) Prime Management LTD. has voting control of GCA Strategic Investment Fund LTD. John Kelly is the sole shareholder of and has voting control over Prime Management LTD.
 (13) Wayne Coleson is the sole shareholder of and has voting control over Avalon Capital, Inc.
 (14) Minglewood Capital LLC holds the voting shares of Charlton Avenue LLC. CTC Corporation LTD is the director of Minglewood. Michael Francombe is a director of and has voting control over CTC Corporation LTD.
 (15) Anthony L.M. Inder Riden is the director of and has voting control over Settondown Capital International, Ltd.

                                 Use Of Proceeds

         The selling security holders are selling all of the shares covered by this prospectus for their own accounts. Accordingly, we will not receive any proceeds from the resale of the shares. We will receive proceeds from the exercise of the warrants, but, to date, none of the warrants have been exercised. However, if all the warrants of which we are registering the underlying shares on this prospectus were exercised as of December 7, 1999, we would receive approximately $182,812.50 in proceeds. We would use any of these net proceeds from the sale of these warrants for general corporate purposes, including working capital. We will bear all expenses relating to this registration.

                              Plan Of Distribution

         The shares may be sold or distributed from time to time by the selling security holders or by pledgees, donees or transferees of, or successors in interest to, the selling security holders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

o  ordinary brokers transactions, which may include long or short sales,

o transactions involving cross or block trades or otherwise on the OTC Bulletin Board,

o purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus,

o "at the market" to or through market makers or into an existing market for the common stock,

o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,

o through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or

o  any combination of the foregoing, or by any other legally available means.

In addition, the selling security holders may enter into hedging transactions with broker-dealers who may engage in short sales of shares in the course of hedging the positions they assume with the selling security holders. The selling security holders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling security holders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling security holders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act of 1933, as amended. Neither we nor the selling security holders can presently estimate the amount of such compensation. We know of no existing arrangements between the selling security holders and any other security holders, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

We will not receive any proceeds from the sale of the common shares pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be $25,873.70.

We have informed the selling stockholders that certain anti-manipulative rules contained in Regulation M under the Securities Exchange Act of 1934, as amended, may apply to their sales in the and have informed them of the need for delivery of copies of this prospectus.

The selling security holders may also use Rule 144 under the Securities Act, to sell the shares if they meet the criteria and conform to the requirements of such rule.

                            Description Of Securities

Our authorized capital stock consists of 102,000,000 shares of capital stock of which 100,000,000 shares are common stock, no par value, and 2,000,000 shares are preferred stock, no par value. As of December 7, 1999, there were issued and outstanding 79,258,357 shares of common stock, 247 shares of Series B convertible preferred stock, 3 shares of Series G convertible preferred stock, 8 shares of Series H convertible preferred stock, 138 shares of Series I convertible preferred stock, options to purchase 4,317,171 shares of common stock and warrants to purchase 573,750 shares of common stock. In addition, Charlton has subscribed for $2,750,000 in convertible debentures, $2,601,500 of which have been issued to date, and Spinneret has a convertible debenture convertible into $51,000 of shares of our common stock.

Common Stock

Holders of the common stock are entitled to one vote for each share held in the election of directors and in all other matters to be voted on by shareholders. There is no cumulative voting in the election of directors. Holders of common stock are entitled to receive dividends as may be declared from time to time by our board of directors out of funds legally available. In the event of liquidation, dissolution or winding up, holders of common stock are to share in all assets remaining after the payment of liabilities. The holders of common stock have no preemptive or conversion rights and are not subject to further calls or assessments. There are no redemption or sinking fund provisions applicable to the common stock. The rights of the holders of the common stock are subject to any rights that may be fixed for holders of preferred stock. All of the outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

Our articles of incorporation authorize the issuance of preferred stock with designations, rights, and preferences as may be determined from time to time by the board of directors. The board of directors is empowered, without stockholder approval, to designate and issue additional series of preferred stock with dividend, liquidation, conversion, voting or other rights, including the right to issue convertible securities with no limitations on conversion, which could adversely affect the voting power or other rights of the holders of our common stock, substantially dilute a common shareholder's interest and depress the price of our common stock.

            Disclosure Of Commission Position On Indemnification For

                           Securities Act Liabilities

         Section 607.0850 of the Florida General Corporation Act allows companies to indemnify their directors, officers and agent against expenses, judgments, fines and amounts paid in settlement under that conditions and limitations described in that law.

              Article VII of our Articles of Incorporation authorizes us to indemnify our directors and officers in the following manner:

o To the extent permitted by law, none of our directors or officers will be personally liable to us or our shareholders for damages for breach of any duty owed by the directors and officers to us or our shareholders; provided, that, to the extent required by law, the directors and officers will not be relieved from liability for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to us or our shareholders, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by a director or an officer of an improper personal benefit. No amendment to or repeal of this Article and no amendment, repeal or termination of effectiveness of any law authorizing this Article shall apply to or effect adversely any right or protection of any of our directors or officers for or with respect to any acts or omissions of the directors or officers occurring prior to amendment, repeal or termination of effectiveness.

o To the extent that any of our directors, officers or other corporate agents have been successful on the merits or otherwise in defense of any civil or criminal action, suit, or proceeding referred to above, or in defense of any claim, issue, or matter therein, any director, officer or corporate agent will be indemnified against any expenses (including attorneys' fees) actually and reasonably incurred by the director, officer or corporate agent in connection therewith.

o Expenses incurred by a director, officer, or other corporate agent in connection with a civil or criminal action, suit, or proceeding may be paid by the Company in advance of the final disposition of the action suit, or proceeding as authorized by our board of directors upon receipt of an undertaking by or on behalf of the corporate agent to repay the amount if it shall ultimately be determined that the director, officer or corporate agent is not entitled to be indemnified. The officers and directors have indemnification agreements and are covered by Directors and Officers Liability Insurance in the amount of $1 million dollars aggregate limit of Liability for the policy year.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to these provisions, or otherwise, we have been advised that, in the opinion of the SEC, this type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                    Experts

Our audited financial statements incorporated by reference have been examined by Margolies, Fink and Wichrowski, independent certified public accountants, for the periods and extent in their respective report and are used in reliance upon their authority as experts in accounting and auditing.

                                 Legal Opinions

For the purpose of this offering, Christopher S. Auguste, Esq., Parker Chapin Flattau & Klimpl, LLP, our counsel in regard to this amendment to the registration statement, will pass upon the validity of the issuance of shares.

                              Financial Information

The following financial statements should be read in conjunction with the financial statement information contained in and incorporated by reference from our most recent report on Form 10-KSB, which is being furnished with this prospectus.


This  prospectus is part of a registration  statement we filed with the SEC. You should rely on the information or  representations  provided in this prospectus.
We have authorized no one to provide you with different information. The selling
security  holders  described in this  prospectus  are not making an offer in any              37,085,067  SHARES
jurisdiction  where the offer is not  permitted.  You should not assume that the information in this prospectus is accurate as of any date other than the date of
this prospectus.                                                                              IMAGING DIAGNOSTIC
                                                                                                 SYSTEMS, INC.

                   ________________                                                              COMMON STOCK

                   TABLE OF CONTENTS
                   ________________
                                                      Page
Where You Can Find More Information ....................3
Incorporation of Certain Documents By Reference ........3
Forward-Looking Statements .............................3
Prospectus Summary .....................................4
The Offering............................................7
Risk Factors ...........................................8
Information With Respect to the Registrant.............21
Management Discussion and Analysis
 of Financial Condition and Results of Operation ......21
Material Changes ......................................22
Summary of Compensation Table .........................22                                          ____________
Option/SAR Grants in Last Fiscal Year .................22
Security Ownership of Certain Beneficial                                                            PROSPECTUS
 Owners and Management ................................23                                          ____________
Certain Relationships and Related Transactions ........24
Sales of Unregistered Securities ......................25
Price Range of Common Stock ...........................34
Dividend Policy .......................................35
Selling Security Holders ..............................35
Use of Proceeds .......................................38
Plan of Distribution ..................................38
Description of Securities .............................39
Disclosure of Commission Position on
 Indemnification for Securities Act Liabilities .......40
Experts ...............................................40
Legal Opinions ........................................40
Financial Information .................................41

                                                                                           IMAGING DIAGNOSTIC SYSTEMS, INC.
                                                                                                  6531 NW 18TH COURT
                                                                                                 PLANTATION, FL 33313
                                                                                                    (954) 581-9800



                                                                                                   DECEMBER __, 1999


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table shows the estimated expenses in connection with the issuance and distribution of the securities being registered:

         SEC registration fees ........................$  4,283.70
         Legal fees and expenses.......................$ 10,000.00
         Accounting fees and expenses..................$  3,000.00
         Miscellaneous.................................$    100.00
         Edgar formatting fees.........................$  8,490.00
                                                       -----------
         TOTAL                                         $ 25,873.37


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Florida General Corporation Act permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

Article VII of our Articles of Incorporation authorizes us to indemnify directors and officers as follows:

         1. So long as permitted by law, no director of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed by such person to the corporation or its shareholders; provided, however, that, to the extent required by applicable law, this Article shall not relieve any person from liability for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by such person of an improper personal benefit. No amendment to or repeal of this Article and no amendment, repeal or termination of effectiveness of any law authorizing this Article shall apply to or effect adversely any right or protection of any director for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or termination of effectiveness.

         2. So long as permitted by law, no officer of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed by such person to the corporation or its shareholders; provided, however, that, to the extent required by applicable law, this Article shall not relieve any person from liability for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by such person of an improper personal benefit. No amendment to or repeal of this Article and no amendment, repeal or termination of effectiveness of any law authorizing this Article shall apply to or effect adversely any right or protection of any director for or with respect to any acts or omissions of such officer occurring prior to such amendment, repeal or termination of effectiveness.

         3. To the extent that a Director, Officer, or other corporate agent of this corporation has been successful on the merits or otherwise in defense of any civil or criminal action, suit, or proceeding referred to in sections (a) and (b), above, or in defense of any claim, issue, or matter therein, he shall be indemnified against any expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         4. Expenses incurred by a Director, Officer, or other corporate agent in connection with a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action suit, or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the corporate agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified.

INDEMNIFICATION FOR LIABILITIES UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING US ACCORDING TO THE PROVISIONS IN OUR ARTICLES OF INCORPORATION, WE HAVE BEEN INFORMED THAT IN THE OPINION OF THE SEC, THIS INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)  Exhibits

EXHIBIT                           DESCRIPTION

3.1 Articles of Incorporation (Florida)- Incorporated by reference to Exhibit 3(a) of IDSI's Form 10-KSB for the fiscal year ending June 30, 1995
3.2 Amendment to Articles of Incorporation (Designation of Series A Convertible Preferred Shares) - Incorporated by reference to Exhibit 3.
      (i). 6 of IDSI's Form 10-KSB for the fiscal year ending June 30, 1996. File number 033-04008.
3.3 Amendment to Articles of Incorporation (Designation of Series B Convertible Preferred Shares). Incorporated by reference to IDSI's Registration Statement on Form S-1 dated July 1, 1997.
3.4 Amendment to Articles of Incorporation (Designation of Series C Convertible Preferred Shares). Incorporated by reference to IDSI's Form 8-K dated October 15, 1997.
3.5 Amendment to Articles of Incorporation (Designation of Series D Convertible Preferred Shares). Incorporated by reference to IDSI's Form 8-K dated January 12, 1998.
3.6 Amendment to Articles of Incorporation (Designation of Series E Convertible Preferred Shares). Incorporated by reference to IDSI's Form 8-K dated February 19,1998.
3.7 Amendment to Articles of Incorporation (Designation of Series F Convertible Preferred Shares). Incorporated by reference to IDSI's Form 8-K dated March 6, 1998.
3.8 Amendment to Articles of Incorporation (Designation of Series H Convertible Preferred Shares). Incorporated by reference to IDSI's Registration Statement on Form S-2 File Number 333-59539.
3.9   Certificate of Dissolution - is incorporated by reference to Exhibit
      (3)(a) of IDSI's Form 10-KSB for the fiscal year ending June 30, 1995.
3.10 Articles of Incorporation and By- Laws (New Jersey) -are incorporated by reference to Exhibit 3 (i) of IDSI's Form 10-SB, as amended, file number 0-26028, filed on May 6, 1995 ("Form 10-SB").
3.11 Certificate and Plan of Merger - is incorporated by reference to Exhibit 3(i) of the Form 10-SB.
3.12 Certificate of Amendment - is incorporated by reference to Exhibit 3(i) of the Form 10-SB.
3.13  Amended Certificate of Amendment-Series G Designation.
3.14  Certificate of Amendment-Series I Designation
3.15  Amended Certificate of Amendment-Series B Designation
4.1 Instruments Defining the Rights of Security Holders - Designation of Series B Convertible Preferred Shares. (See Exhibit 3.3, above).
4.2 Instruments Defining the Rights of Security Holders - Designation of Series C Convertible Preferred Shares. (See Exhibit 3.4, above).
4.3 Instruments Defining the Rights of Security Holders - Designation of Series D Convertible Preferred Shares. (See Exhibit 3.5, above).
4.4 Instruments Defining the Rights of Security Holders - Designation of Series E Convertible Preferred Shares. (See Exhibit 3.6, above).
4.5 Instruments Defining the Rights of Security Holders - Designation of Series F Convertible Preferred Shares. (See Exhibit 3.7, above).

EXHIBIT (cont.)                 DESCRIPTION (cont.)

4.6 Instruments Defining the Rights of Security Holders - Designation of Series H Convertible Preferred Shares. (See Exhibit 3.8, above).
4.7 Instruments Defining the Rights of Security Holders - Amended Designation of Series G Convertible Preferred Shares. (See Exhibit 3.13, above).
4.8 Instruments Defining the Rights of Security Holders - Designation of Series I Convertible Preferred Shares. (See Exhibit 3.14, above).
4.9 Instruments Defining the Rights of Security Holders - Amended Designation of Series B Convertible Preferred Shares. (See Exhibit 3.15, above).
4.10  Convertible Debenture
5 Legal opinion of Rebecca J. Del Medico, Esq., dated July 26, 1999. Incorporated by reference to IDSI's Registration Statement on Form S-2, File Number 333-59539.
10.1 Form of Subscription Agreement by and between Imaging Diagnostic Systems, Inc. and Alfred Ricciardi. Incorporated by reference to IDSI's Registration Statement on Form S-2, File Number 333-59539.
10.2 Patent Licensing Agreement. Incorporated by reference to the IDSI's Registration Statement on Form S-2, File Number 333-59539.
10.3 Incentive Stock Option Plan - is incorporated by reference to Exhibit 10(b) of the Form 10-SB.
10.4  Employment Agreement(s) for Richard J. Grable, Allan L. Schwartz and
      Linda B. Grable are incorporated by reference to Exhibit 10(c) of the Form 10-SB.
10.5 Lock Up Agreement By and Between IDSI and Richard J. Grable, Linda B. Grable, and Allan L. Schwartz, is incorporated by reference to Exhibit
      10.5 of IDSI's Form 10-KSB for the fiscal year ending June 30, 1996. File number 033-04008.
10.6 Form of Series F Preferred Stock Subscription Documents. Incorporated by reference to IDSI's Registration Statement on Form S-2, File Number 333-60405.
10.7 Form of Series H Preferred Stock Subscription Documents. Incorporated by reference to IDSI's Registration Statement on Form S-2, File Number 333-60405.
10.8 OEM Agreement incorporated by reference to Exhibit 10.8 of IDSI's Form 10-KSB for the fiscal year ending June 30, 1998.
10.9  Form of Equity Line of Credit Agreement incorporated by reference to
      Exhibit 10.9 of IDSI's Form 10-KSB for the fiscal year ending
      June 30, 1998.
10.10 Focus Distribution Agreement (United Kingdom and Ireland). Incorporated by reference to IDSI's Form 10-QSB/A filed on April 2, 1999.
10.11 Focus Distribution Agreement (Benelux countries). Incorporated by reference to IDSI's Amendment number 1 to Registration on Form S-2, File Number 333-60405.
10.12 Syncor Distribution Agreement. Incorporated by reference to IDSI's Amendment number 1 to Registration on Form S-2, File Number 333-60405.
10.14 Consultronix S.A. Distribution Agreement. Incorporated by reference to IDSI's Form 10-KSB/A filed on April 9, 1999.
10.15 Iberadac, S.A. Distribution Agreement. Incorporated by reference to IDSI's Form 10-KSB/A filed on April 9, 1999.
10.16 Form of Series I Preferred Stock Subscription Documents. Incorporated by reference to IDSI's Amendment number 1 to Registration on Form S-2, File Number 333-60405.
10.17 Form of Debenture Subscription Documents. Incorporated by reference to IDSI's Amendment number 1 to Registration on Form
      S-2, File Number 333-60405.
10.18 Form of Mortgage. Incorporated by reference to IDSI's Amendment number 1 to Registration on Form S-2, File Number 333-60405. 10.19 Form of Series G Subscription Documents. Incorporated by reference to IDSI's Amendment number 1 to Registration on Form S-2, File Number 333-60405.
10.20 Form of Registration Rights Agreement. Incorporated by reference to IDSI's Amendment number 1 to Registration on Form S-2,
      File Number 333-60405.
10.21 Form of Debenture in the amount of $825,000. Incorporated by reference to our Form 10-KSB for the fiscal year ending June 30, 1999 filed on October 12, 1999.
10.22 Registration Rights Agreement $825,000 Convertible Debenture. Incorporated by reference to our Form 10-KSB for the fiscal year ending June 30, 1999 filed on October 12, 1999.
10.23 Subscription Agreement $825,000 Convertible Debenture. . Incorporated by reference to our Form 10-KSB for the fiscal year ending June 30, 1999 filed on October 12, 1999.
10.24 1999 Equity Incentive Plan. Incorporated by reference to our Form 10-KSB for the fiscal year ending June 30, 1999 filed on October 12, 1999.
24.2  Consent of Independent Certified Public Accountants.

(b) Reports on Form 8-K

         None.

ITEM 17.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect  in the  prospectus  any facts or events  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

              (iii) To include any material  information  with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

                                   SIGNATURES

According to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets the requirement for filing on Form S-2 and has duly caused this Amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plantation, State of Florida, on the 8th day of December 1999.

                        IMAGING DIAGNOSTIC SYSTEMS, INC.

                                     By: /s/ Linda B. Grable
                                         -------------------
                                         Linda B. Grable, Chairman of the Board,
                                         Director, and President.

According to the requirements of the Securities Act of 1933, as amended, this Amended Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Dated: December 8, 1999              By:  /s/ Linda B. Grable
                                          -------------------
                                          Linda B. Grable, Chairman of the Board
                                          Director and President

Dated: December 8, 1999              By:  /s/ Richard J. Grable
                                          ---------------------
                                          Richard J. Grable, Director
                                          and Chief Executive Officer

Dated: December 8, 1999             By:  /s/ Allan L. Schwartz
                                         ---------------------
                                         Allan L. Schwartz, Director
                                         and Executive Vice-President
                                         Chief Financial Officer
                                         (PRINCIPAL ACCOUNTING OFFICER)

                                  EXHIBIT 24.2

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the use in this Post-Effective Amendment No. 2 to the Registration Statement on Form S-2, of our report dated August 31, 1999, relating to the financial statements of the Imaging Diagnostic Systems, Inc., and to the reference to our firm under the caption "Experts" in the prospectus.

                                 /s/ Margolies, Fink and Wichrowski
                                 ----------------------------------
                                 Margolies, Fink and Wichrowski

Pompano Beach, Florida
December 8, 1999